CREDIT AGREEMENT

dated as of December 23, 2005

by and among

COMPX INTERNATIONAL INC.
as Borrower,

the Lenders referred to herein,
as Lenders,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WACHOVIA SECURITIES, INC.,
as Sole Lead Arranger and Sole Book Manager

WINSTON 1636051v7

TABLE OF CONTENTS

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Alternative Currency Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Acceptance
Exhibit H	-	Form of Subsidiary Guaranty Agreement
Exhibit I	-	Form of Collateral Agreement
Exhibit J	-	Form of Joinder Agreement

SCHEDULES

Schedule 1.1(a)	-	Lenders and Commitments
Schedule 1.1(b)	-	Mandatory Cost Rate
Schedule 1.1(c)	-	Existing Bond Documentation
Schedule 6.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(i)	-	ERISA Plans
Schedule 6.1(l)	-	Labor and Collective Bargaining Agreements
Schedule 6.1(q)	-	Debt and Guaranty Obligations
Schedule 6.1(r)	-	Litigation
Schedule 10.2	-	Existing Liens
Schedule 10.3	-	Existing Loans, Advances and Investments
Schedule 10.8	-	Transactions with Affiliates

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of the 23rd day of December, 2005 by and among COMPX INTERNATIONAL INC., a corporation organized under the laws of Delaware (the “Borrower”), the lenders who are or may become a party to this Agreement, as Lenders (the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (the “Administrative Agent”).

STATEMENT OF PURPOSE

The Lenders have extended certain credit facilities to the Borrower pursuant to the Credit Agreement dated as of January 22, 2003, by and among the Borrower, the Lenders and the Administrative Agent (as amended by (i) the First Amendment to Credit Agreement dated  as of October 20, 2003, (ii) the Second Amendment to Credit Agreement, Waiver and Release of European Investment Collateral dated January 7, 2005, and (iii) the Third Amendment to Credit Agreement dated October 31, 2005, collectively the “Existing Credit Agreement”).

The Borrower has requested, and the Lenders have agreed, to terminate and replace the existing credit facilities provided under the Existing Credit Agreement, with the credit facilities extended to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                                           Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Wachovia in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

“Administrative Agent’s Correspondent” means Wachovia Bank, National Association, London Branch, or any other financial institution designated by the Administrative Agent to act as its correspondent hereunder with respect to the distribution and payment of Alternative Currency Loans.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof.  On the Closing Date, the Aggregate Commitment shall be Fifty Million Dollars ($50,000,000).

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means (i) the euro, (ii) the Canadian Dollar and (iii) with the prior written consent of the Administrative Agent and the Lenders, any other lawful currency (other than Dollars) which is freely transferable and convertible into Dollars in the United States currency market and freely available to all of the Lenders in the London interbank deposit market.

“Alternative Currency Amount” means with respect to each Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of such Alternative Currency which is equivalent to the principal amount in Dollars of such Loan at the most favorable spot exchange rate (to the Borrower) determined by the Administrative Agent to be available to it at approximately 11:00 a.m. (Charlotte time) two (2) Business Days before such Loan is made or continued (or to be made or continued).  When used with respect to any other sum expressed in Dollars, “Alternative Currency Amount” shall mean the amount of such Alternative Currency which is equivalent to the amount so expressed in Dollars at the most favorable spot exchange rate (to the Borrower) determined by the Administrative Agent to be available to it at the relevant time.

“Alternative Currency Commitment” means the lesser of (i) Ten Million Dollars ($10,000,000) and (ii) the Aggregate Commitment, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Alternative Currency Facility” means the alternative currency facility established pursuant to Section 2.2.

“Alternative Currency Lender” means Wachovia, in its capacity as alternative currency lender hereunder.

“Alternative Currency Loan” means any revolving credit loan denominated in an Alternative Currency made by the Alternative Currency Lender to the Borrower pursuant to Section 2.2, and all such Alternative Currency Loans collectively as the context requires.

“Alternative Currency Note” means the Alternative Currency Note made by the Borrower payable to the order of the Alternative Currency Lender, substantially in the form of Exhibit A-3 hereto, evidencing the Alternative Currency Loans, and any amendments, supplements and modifications thereto, any substitutes therefor and any replacements, restatements, renewals or extensions thereof, in whole or in part.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall have the meaning assigned thereto in Section 4.1(c); provided, that with respect to each LIBOR Rate Loan made in an Alternative Currency, the Applicable Margin shall include the Mandatory Cost Rate, as determined pursuant to the formula set forth on Schedule 1.1(b) hereto.

“Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that with respect to any assignment of any Commitment, such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arbitration Rules” shall have the meaning assigned thereto in Section 13.6(a).

“Assignment and Acceptance” shall have the meaning assigned thereto in Section 13.10(b).

“Available Commitment” means, as to any Lender at any time, an amount equal to (a) such Lender’s Commitment less (b) such Lender’s Extensions of Credit.

“Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Benefited Lender” shall have the meaning assigned thereto in Section 4.6.

“Borrower” means CompX International Inc., a corporation organized under the laws of Delaware, in its capacity as borrower hereunder.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday or Sunday) on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their domestic or international commercial banking business, as applicable, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day (i) that is a Business Day described in clause (a) and that is also a day for trading by and between banks in deposits for the applicable Permitted Currency in the London interbank market and (ii) on which banks are open for the conduct of their domestic and international banking business in the place where the Administrative Agent or the Administrative Agent’s Correspondent shall make available Loans in such Permitted Currency.  Notwithstanding the foregoing, with respect to any amount denominated or to be denominated in the euro, any reference to a “Business Day” shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in New York, New York and prime banks in London generally provide quotations for deposits denominated in the euro.

“Calculation Date” shall have the meaning assigned thereto in Section 4.1(c).

“Canadian Dollar” means, at any time of determination, the then official currency of Canada.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate amount of all expenditures of the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are included in “additions to property, plant and equipment” or comparable items reflected in the consolidated financial statements of the Borrower and its Subsidiaries.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Change in Control” shall have the meaning assigned thereto in Section 11.1(h).

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement of even date executed by the Borrower and each of the Subsidiary Guarantors and Borrower’s Wholly Owned Material Foreign Subsidiaries in favor of the Administrative Agent, for the benefit of itself and the Lenders, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans (including, without limitation, to participate in Swingline Loans and Alternative Currency Loans) to the Borrower, and issue or participate in Letters of Credit issued for the account of the Borrower, in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Commitment Fee Rate” shall have the meaning assigned thereto in Section 4.3(a).

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Net Worth” means, with respect to the Borrower and its Subsidiaries, on any date of determination, the total stockholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting the treasury stock) of the Borrower and its Subsidiaries appearing on a Consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP (excluding on a cumulative basis any adjustments for foreign currency translation).

“Costs of Acquisition” means, with respect to any Permitted Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication):  (i) the value of the capital stock, warrants or options to acquire capital stock of the Borrower or any Subsidiary of the Borrower to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any Debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Debt incurred, assumed or acquired by the Borrower or any Subsidiary of the Borrower in connection with such Permitted Acquisition, (iv) all additional purchase price amounts in the form of  earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Permitted Acquisition, (vi) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary of the Borrower in connection with such Permitted Acquisition recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and (vii) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred.  For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Borrower shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. (“NASDAQ”) or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported on, or immediately prior to, the acquisition date and (II) with respect to any other shares of capital stock, as reasonably determined by the Board of Directors of the Borrower, (B) the capital stock of any Subsidiary shall be valued as reasonably determined by the Board of Directors of such Subsidiary and (C) with respect to any Permitted Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility, the Alternative Currency Facility and the L/C Facility.

“Debt” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:  (a) all liabilities, obligations and indebtedness of any such Person for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations of any such Person to pay a deferred purchase price for property or services (provided that “Debt” shall not include trade payables and other accrued liabilities arising in the ordinary course of business which are either (i) not more than ninety (90) days past due or (ii) if more than ninety (90) days past due, being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP), (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including without limitation any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person, (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities or partnership interests of such Person, (h) all net payment obligations incurred by any such Person pursuant to Hedging Agreements (solely to the extent that such net payment obligations are in excess of $2,000,000), (i) all outstanding payment obligations with respect to Synthetic Leases and (j) all obligations of any such Person under any asset securitization program.  For the purpose of item (h) above, (1) the amount of any net payment obligation pursuant to any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date and (2) “Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (A) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (B) for any date prior to the date referenced in clause (A), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include any Person that is a Lender or an Affiliate thereof at the time such Hedging Agreement is executed).

“Default” means any of the events specified in Section 11.1, which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Disputes” shall have the meaning set forth in Section 13.6.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Dollar Amount” means (a) with respect to each Loan made or continued (or to be made or continued), or Letter of Credit issued or extended (or to be issued or extended), in Dollars, the principal amount thereof and (b) with respect to each Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of Dollars which is equivalent to the principal amount of such Loan, at the most favorable spot exchange rate (to the Borrower) determined by the Administrative Agent at approximately 11:00 a.m. (the time of the Administrative Agent’s Correspondent’s office) two (2) Business Days before such Loan is made or continued (or to be made or continued).  When used with respect to any other sum expressed in an Alternative Currency, “Dollar Amount” shall mean the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency at the most favorable spot exchange rate (to the Borrower) determined by the Administrative Agent to be available to it at the relevant time.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States or the District of Columbia.

“EBIT” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:  (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) income taxes, franchise taxes and similar taxes imposed in lieu of net income taxes, (ii) Interest Expense and (iii) all non cash charges associated with any asset impairment less (c) interest income; provided that for the purposes of determining EBIT for any period during which any Permitted Acquisition is consummated, EBIT shall be adjusted to give effect to the consummation of such Permitted Acquisition on a pro forma basis in accordance with GAAP, as if such Permitted Acquisition occurred on the first day of such period, such adjustments to be calculated in a manner reasonably satisfactory to the Administrative Agent.

“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:  (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) income taxes, franchise taxes and similar taxes imposed in lieu of net income taxes, (ii) Interest Expense, (iii) amortization, depreciation and other non-cash charges and (iv) all non cash charges associated with any asset impairment less (c) interest income; provided that for the purposes of determining EBITDA for any period during which any Permitted Acquisition is consummated, EBITDA shall be adjusted to give effect to the consummation of such Permitted Acquisition on a pro forma basis in accordance with GAAP, as if such Permitted Acquisition occurred on the first day of such period, such adjustments to be calculated in a manner reasonably satisfactory to the Administrative Agent.

“Eligible Assignee” means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and has total assets in excess of $1,000,000,000, (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, (f) any Affiliate of the assigning Lender, (g) any Approved Fund or (h) any other Person that has been approved in writing as an Eligible Assignee by (i) other than upon the occurrence and during the continuance of any Default or Event of Default, the Borrower, and (ii) the Administrative Agent.

“EMU”  means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the Council of European Union for the introduction of, change over to or operation of the euro.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“euro” means the single currency to which the Participating Member States of the European Union have converted.

“Eurodollar Reserve Percentage” means, for any day with respect to any LIBOR Rate Loan denominated in Dollars, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition has been satisfied.

“Existing Credit Agreement” shall have the meaning assigned thereto in the Statement of Purpose.

“Existing Facility” means the credit facility established pursuant to the Existing Credit Agreement.

“Existing Bond Documentation” means the agreements and other documentation described on Schedule 1.1(c).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Commitment Percentage of the Swingline Loans then outstanding and (iv) such Lender’s Commitment Percentage of the Alternative Currency Loans then outstanding or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent.  If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time).  Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the nearest Sunday to December 31 (for United States reporting purposes).

“Foreign Subsidiary” means any Subsidiary of the Borrower not organized under the laws of any State of the United States or the District of Columbia.

“GAAP” means accounting principles generally accepted in the United States of America, as recognized by the U.S. Securities and Exchange Commissioin, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 13.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.  Any differences in the recognition of GAAP between such parties shall be resolved in favor of (i) the U.S. Securities and Exchange Commission over the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and (ii) the Financial Accounting Standards Board over the American Institute of Certified Public Accountants.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligations of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials that are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, or that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” shall have the meaning assigned thereto in the definition of “Obligations.”

“Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

“Interest Period” shall have the meaning assigned thereto in Section 4.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“ISP 98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wachovia, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“Joinder Agreement” means, collectively, each joinder agreement executed in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit J.

“L/C Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the aggregate Available Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender.

“Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender, the Swingline Lender and the Alternative Currency Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Commitment Percentage of the Extensions of Credit.

“Letters of Credit” shall have the meaning assigned thereto in Section 3.1.

“Leverage Ratio” means the ratio calculated pursuant to Section 9.1.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $3,000,000 (or the Alternative Currency Amount thereof with respect to a borrowing to be made in an Alternative Currency) for a period equal to the applicable Interest Period which appears on the Dow Jones Market Screen 3750, or the applicable Reuters Screen Page, as determined by the Administrative Agent in its sole discretion, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Dow Jones Market Screen 3750, or the applicable Reuters Screen Page, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in the Permitted Currency in which the applicable Loan is denominated would be offered by first class banks in the London interbank market to the Administrative Agent (or the Administrative Agent’s Correspondent) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means

(i)           with respect to any LIBOR Rate Loan denominated in Dollars, a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =                                 LIBOR
1.00-Eurodollar Reserve Percentage

and

(ii)           with respect to any LIBOR Rate Loan denominated in any Alternative Currency, a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) equal to LIBOR.

Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity” means, with respect to the Borrower and its Subsidiaries as of any date of determination, (i) consolidated cash and cash equivalents as of such date plus (ii) the aggregate Available Commitments as of such date.

“Loan Documents” means, collectively, this Agreement, the Notes, the Applications, the Subsidiary Guaranty Agreement, the Security Documents, each Joinder Agreement and each other document, instrument, certificate and agreement executed and delivered by the Borrower or any Subsidiary thereof in connection with this Agreement (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans, the Alternative Currency Loans and the Swingline Loans and “Loan” means any of such Loans.

“Mandatory Cost Rate” means an addition to the interest rate on any Revolving Credit Loan or Alternative Currency Loan made by any Lender to compensate such Lender for the cost imputed to the Lender resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or the Financial Services Authority (or other Governmental Authorities of the United Kingdom) of a requirement to place non-interest bearing cash ratio deposits or special deposits (whether interest bearing or not) with the Bank of England and/or fees to the Financial Services Authority calculated by reference to liabilities used to fund the Revolving Credit Loans and the Alternative Currency Loans, expressed as a rate per annum and determined pursuant to the formula set forth on Schedule 1.1(b) hereto.

“Material Acquisition”  means any Permitted Acquisition, the Costs of Acquisition of which exceed five percent (5%) of the total net assets of the Borrower and its Subsidiaries as reflected on the financial statements delivered in accordance with Section 7.1.

“Material Adverse Effect”  means a material adverse effect on (i) the properties, business, prospects, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any of its Subsidiaries to perform its material obligations under the Loan Documents to which it is a party, or (iii) the validity and enforceability of the Loan Documents.

“Material Domestic Subsidiary” means, at any time, (a) any Domestic Subsidiary of the Borrower with net assets in excess of five percent (5%) of the total net assets of the Borrower and its Subsidiaries as reflected on the financial statements delivered in accordance with Section 7.1, (b) any parent of any Domestic Subsidiary referred to in clause (a) of this definition, which parent is also a Domestic Subsidiary and which parent is not deemed a “Material Domestic Subsidiary” pursuant to clause (a) of this definition, (c) any Domestic Subsidiary of the Borrower voluntarily designated in writing to the Administrative Agent by the Borrower as a “Material Domestic Subsidiary” regardless of whether such Domestic Subsidiary is deemed a “Material Domestic Subsidiary” pursuant to clause (a) or (b) of this definition and (d) any Domestic Subsidiary of the Borrower that executes all the relevant joinder documents in compliance with Section 8.10 regardless of whether such Domestic Subsidiary is deemed a “Material Domestic Subsidiary” pursuant to clause (a), (b) or (c) of this definition.

“Material Foreign Subsidiary” means, at any time, (a) any Foreign Subsidiary of the Borrower directly owned by the Borrower or a Domestic Subsidiary of the Borrower with net assets in excess of five percent (5%) of the total net assets of the Borrower and its Subsidiaries as reflected on the financial statements delivered in accordance with Section 7.1 and (b) any Foreign Subsidiary of the Borrower voluntarily designated in writing to the Administrative Agent by the Borrower as a “Material Foreign Subsidiary” regardless of whether such Foreign Subsidiary is deemed a “Material Foreign Subsidiary” pursuant to clause (a) of this definition.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make, contributions within the preceding six (6) years.

“Net Cash Position” means on any day, with respect to the Operating Account, a sum equal to the opening available balance in the Operating Account, plus any maturing investment principal and interest credited to the Operating Account, minus the daily presentment of checks and Operating Account holds, minus any floor balance which has been established to cover bank charges, minus any maturing interest debited to the Operating Account, in each case for such day.

“Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, (c) the cumulative effect of a change in accounting principles required or permitted by a change in GAAP subsequent to the Closing Date, and (d) any net gain classified as an extraordinary item in accordance with GAAP.

“Notes” means the collective reference to the Revolving Credit Notes, the Alternative Currency Note and the Swingline Note and “Note” means any of such Notes.

“Notice of Account Designation” shall have the meaning assigned thereto in Section 2.4(b).

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.4(a).

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 4.2.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender hereunder or an Affiliate of a Lender hereunder at the time such Hedging Agreement is executed (all such obligations with respect to any such Hedging Agreement, “Hedging Obligations”) and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 7.2.

“Operating Account” means the principal operating account of the Borrower maintained with Wachovia.

“Operating Lease” shall mean, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Taxes” shall have the meaning assigned thereto in Section 4.13(b).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

“Permitted Acquisition” has the meaning set forth in Section 10.3(c).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Subsidiary thereof, the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Currency” means Dollars or any Alternative Currency, or each such currency, as the context requires.

“Permitted Holders” means (i) Harold C. Simmons, (ii) the trustees of the Harold C. Simmons Family Trust No. 1 dated January 1, 1964, the Harold C. Simmons Family Trust No. 2 dated January 1, 1964 and any trust or trusts established after the Closing Date for the benefit of Harold C. Simmons and/or his spouse or his or her descendants, whether natural or adopted (such trusts collectively, the “Trusts” and such individuals, collectively the “Beneficiaries”), (iii) each of the Trusts, (iv) each of the Beneficiaries, (v) any Person controlled, directly or indirectly, by one or more of the Persons described in clauses (i) through (iv) above, (vi) any employee benefit plan or pension fund of the Borrower or any Subsidiary and any Person holding any class of voting stock of the Borrower or Subsidiary for or pursuant to the terms of any such plan or fund, and (vii) any group made up of Persons described in clauses (i) through (vi) above.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Pounds Sterling” means, at any time of determination, the then official currency of the United Kingdom of Great Britain and Northern Ireland.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Register” shall have the meaning assigned thereto in Section 13.10(d).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Replaced Lender” shall have the meaning assigned thereto in Section 4.15(c).

“Replacement Lender” shall have the meaning assigned thereto in Section 4.15(c).

“Required Lenders” means, at any date, any combination of Lenders whose Commitment Percentages aggregate at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Commitment or, if the Credit Facility has been terminated pursuant to Section 11.2, any combination of Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the aggregate Extensions of Credit (with the aggregate amount of each Lender’s risk participation and funded participation in Alternative Currency Loans, Swingline Loans and L/C Obligations being deemed “held” by such Lender for the purposes of this definition).

“Responsible Officer” means any of the following: the chief executive officer, president, chief financial officer or controller of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent.

“Revolving Credit Facility” means the revolving credit, alternative currency and swingline facilities established pursuant to Article II.

“Revolving Credit Loans” means any revolving credit loan denominated in Dollars made by the Lenders to the Borrower pursuant to Section 2.1, and all such revolving credit loans collectively as the context requires.

“Revolving Credit Notes” means the collective reference to the Revolving Credit Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Facility, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; “Revolving Credit Note” means any of such Revolving Credit Notes.

“Revolving Credit Termination Date” means the earliest of the dates referred to in Section 2.8.

“Security Documents” means the collective reference to the Subsidiary Guaranty Agreement, the Collateral Agreement and each other agreement or writing pursuant to which the Borrower or any Subsidiary thereof purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, at fair valuation, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subordinated Debt” means the collective reference to any Debt of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means the Material Domestic Subsidiaries of the Borrower.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Sweep Plus Service Program” means the Sweep Plus Service Program of Wachovia and any other cash management arrangement which the Borrower and Wachovia agree should be included in the borrowing and repayment of Swingline Loans pursuant to Section 2.3.

“Swingline Commitment” means the lesser of (a) Five Million Dollars ($5,000,000) and (b) the Aggregate Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.3.

“Swingline Lender” means Wachovia in its capacity as swingline lender hereunder.

“Swingline Loan” means any swingline loan denominated in Dollars made by the Swingline Lender to the Borrower pursuant to Section 2.3, and all such swingline loans collectively as the context requires.

“Swingline Note” means the Swingline Note made by the Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swingline Loans, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

“Swingline Termination Date” means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 12.9 and (b) the Revolving Credit Termination Date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” shall have the meaning assigned thereto in Section 4.13(a).

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect:  (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Total Funded Debt” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Debt of the Borrower and its Subsidiaries.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January 1994 International Chamber of Commerce Publication No. 500.

“United States” means the United States of America.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, any Subsidiary for which all of the shares of capital stock or other ownership interests are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

SECTION 1.2                                           General.  Unless otherwise specified, a reference in this Agreement to a particular article, section, subsection, Schedule or Exhibit is a reference to that article, section, subsection, Schedule or Exhibit of this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Any reference herein to “Charlotte time” shall refer to the applicable time of day in Charlotte, North Carolina.

SECTION 1.3                                           Effectiveness of Euro Provisions.  With respect to any state (or the currency of such state) that is not a Participating Member State on the date of this Agreement, the provisions of Sections 4.1(g), 4.8(b), 4.8(c) and 4.14 shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

SECTION 1.4.                                           Other Definitions and Provisions.

(a)           Use of Capitalized Terms.  Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b)           Miscellaneous.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1                                           Revolving Credit Loans.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Termination Date as requested by the Borrower, in accordance with the terms of Section 2.4; provided, that, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the sum of all outstanding Swingline Loans, Alternative Currency Loans and L/C Obligations and (b) the aggregate principal amount of all outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender’s Commitment less such Lender’s Commitment Percentage of the sum of all outstanding Swingline Loans, Alternative Currency Loans and L/C Obligations.  Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Termination Date.

SECTION 2.2                                           Alternative Currency Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Alternative Currency Lender agrees to make Alternative Currency Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Termination Date as requested by the Borrower in accordance with the terms of Section 2.4; provided, that, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the aggregate principal amount of all outstanding Alternative Currency Loans (after giving effect to any amount requested) shall not exceed the lesser of (i) the Aggregate Commitment less the sum of the aggregate principal amount of all outstanding Revolving Credit Loans less the sum of all outstanding Swingline Loans and L/C Obligations, and (ii) the Alternative Currency Commitment; provided further that the Alternative Currency Lender will not make an Alternative Currency Loan from and after the date which is one (1) day after it has received written notice from the Administrative Agent (upon the request of the Required Lenders) that one or more of the applicable conditions to Extensions of Credit specified in Section 5.3 is not then satisfied until such conditions are satisfied or waived in accordance with the provisions of this Agreement (and the Alternative Currency Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate).  Alternative Currency Loans shall be funded in an amount equal to the Alternative Currency Amount of such Alternative Currency Loan.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Alternative Currency Loans hereunder until the Revolving Credit Termination Date.

(b)           Refunding of Alternative Currency  Loans.

(i)           Upon the occurrence and during the continuance of an Event of Default, each Alternative Currency Loan may, at the discretion of the Alternative Currency Lender, be converted immediately to a Base Rate Loan funded in Dollars by the Lenders in an amount equal to the Dollar Amount of such Alternative Currency Loan for the remainder of the Interest Period applicable to such Alternative Currency Loan.  Such Base Rate Loan shall thereafter be reflected as a Revolving Credit Loan of the Lenders on the books and records of the Administrative Agent.  Each Lender shall fund its respective Commitment Percentage of such Revolving Credit Loan as required to repay Alternative Currency Loans outstanding to the Alternative Currency Lender upon such demand by the Alternative Currency Lender in no event later than 2:00 p.m. (Charlotte time) on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its respective Commitment Percentage of any Revolving Credit Loan required to repay such Alternative Currency Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of such Revolving Credit Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of such Revolving Credit Loan.

(ii)           The Borrower shall pay to the Alternative Currency Lender, for the account of the Alternative Currency Lender, on demand the amount of such Alternative Currency Loans to the extent amounts received from the Lenders are not sufficient to refund in full the outstanding Alternative Currency Loans requested or required to be refunded upon the occurrence and during the continuance of an Event of Default.  In addition, the Borrower hereby authorizes the Administrative Agent, upon the occurrence and during the continuance of an Event of Default, to charge any account maintained by the Borrower with the Alternative Currency Lender (up to the amount available therein) in order to immediately pay the Alternative Currency Lender the amount of such Alternative Currency Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Alternative Currency Loans requested or required to be refunded.  If any portion of any such amount paid to the Alternative Currency Lender shall be recovered by or on behalf of the Borrower from the Alternative Currency Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amount so recovered by or on behalf of the Borrower pertains to an Alternative Currency Loan extended after the occurrence and during the continuance of an Event of Default of which the Alternative Currency Lender has received notice in the manner required pursuant to Section 12.5 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)           Each Lender acknowledges and agrees that its obligation to refund Alternative Currency Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V.  Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Alternative Currency Loans pursuant to this Section 2.2, one of the events described in Section 11.1(i) or (j) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loans would have been made, purchase an undivided participating interest in such Alternative Currency Loans to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Alternative Currency Loans.  Each Lender will immediately transfer to the Administrative Agent, for the account of the Alternative Currency Lender, in immediately available funds in Dollars, the amount of its participation.  Whenever, at any time after the Alternative Currency Lender has received from any Lender such Lender’s participating interest in the refunded Alternative Currency Loans, the Alternative Currency Lender receives any payment on account thereof, the Alternative Currency Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(iv)           In the event that any Lender fails to make payment to the Alternative Currency Lender of any amount due under this Section 2.2, the Administrative Agent, on behalf of the Alternative Currency Lender, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Alternative Currency Lender receives such payment from such Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Lender fails to make payment to the Alternative Currency Lender of any amount due under this Section 2.2, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Alternative Currency Lender, without recourse or warranty, an undivided interest and participation in the applicable Alternative Currency Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

SECTION 2.3                                           Swingline Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that (i) all Swingline Loans shall be denominated in Dollars and (ii) based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (A) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, Alternative Currency Loans and L/C Obligations and (B) the Swingline Commitment; provided further that the Swingline Lender will not make a Swingline Loan from and after the date which is one (1) day after it has received written notice from the Administrative Agent (upon the request of the Required Lenders) that one or more of the applicable conditions to Extensions of Credit specified in Section 5.3 is not then satisfied until such conditions are satisfied or waived in accordance with the provisions of this Agreement (and the Swingline Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate).

(b)           Sweep Plus Service Program.  On each Business Day, the Administrative Agent shall calculate the Net Cash Position.  If the Net Cash Position is less than zero, then the Borrower shall be deemed to have irrevocably requested that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to the lesser of (i) an amount, which when rounded up to the nearest $1,000, equals or exceeds the amount of the deficit Net Cash Position and (ii) an amount, which when added to the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, (A) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, all outstanding Alternative Currency Loans and the L/C Obligations and (B) the Swingline Commitment; provided, however, that the obligation of the Swingline Lender to make any such Swingline Loan to the Borrower shall be subject to all the terms and conditions hereof (including, without limitation, Section 5.3 hereof).

(c)           Payment of Principal and Interest.  Principal and interest on Swingline Loans deemed requested pursuant to Section 2.3(b) hereof shall be paid pursuant to the terms and conditions of the Sweep Plus Service Program without any deduction, setoff or counterclaim whatsoever.  Principal and interest on Swingline Loans requested pursuant to Section 2.3 hereof shall be paid pursuant to the terms of this Agreement.  Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Plus Service Program, the principal of the Swingline Loans shall be paid in full, together with accrued interest thereon, on the Swingline Termination Date.

(d)           Refunding.

(i)           Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender.  Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent.  Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. (Charlotte time) on the next succeeding Business Day after such demand is made.  No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.

(ii)           The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to refund in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 12.5 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)           Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.3 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V.  Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.3, one of the events described in Section 11.1(i) or (j) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loans would have been made, purchase an undivided participating interest in such Swingline Loans to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loans.  Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(iv)           In the event that any Lender fails to make payment to the Swingline Lender of any amount due under this Section 2.3, the Administrative Agent, on behalf of the Swingline Lender, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Swingline Lender receives such payment from such Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Lender fails to make payment to the Swingline Lender of any amount due under this Section 2.3, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in the applicable Swingline Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

SECTION 2.4                                           Procedure for Advances of Revolving Credit Loans, Alternative Currency Loans and Swingline Loans.

(a)           Requests for Borrowing.

(i)           Revolving Credit Loans and Alternative Currency Loans.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 12:00 p.m. (Charlotte time) (A) on the same Business Day as each Base Rate Loan requested under this Section 2.4(a), (B) at least three (3) Business Days before each LIBOR Rate Loan denominated in Dollars and (C) at least four (4) Business Days before each LIBOR Rate Loan denominated in an Alternative Currency, of its intention to borrow, specifying:

(1)           the date of such borrowing, which shall be a Business Day;

(2)           if such Loan is to be a Revolving Credit Loan or an Alternative Currency Loan;

(3)           if such Loan is to be a Revolving Credit Loan, whether such Revolving Credit Loan shall be a LIBOR Rate Loan or a Base Rate Loan;

(4)           the amount of such borrowing, which shall be in an amount equal to the amount of the Aggregate Commitment or the Alternative Currency Commitment, as applicable, then available to the Borrower, or if less, (A) with respect to Base Rate Loans (other than Swingline Loans), in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (B) with respect to LIBOR Rate Loans denominated in Dollars, in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (C) with respect to LIBOR Rate Loans denominated in an Alternative Currency, in an aggregate principal Alternative Currency Amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and

(5)           if such Loan is to be a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.

A Notice of Borrowing received after 12:00 p.m. (Charlotte time) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(ii)           Swingline Loans.  Swingline Loans shall be requested in the manner set forth in Section 2.3.

(b)           Disbursements.

(i)           Revolving Credit Loans.  Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date for any Revolving Credit Loan, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in Dollars in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Revolving Credit Loan to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.4 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise requested by the Borrower from time to time (subject to the reasonable consent of the Administrative Agent).  Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.4 to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Revolving Credit Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.3(d).  Revolving Credit Loans to be made for the purpose of refunding Alternative Currency Loans shall be made by the Lenders as provided in Section 2.2(b).

(ii)           Alternative Currency Loans.  Not later than 11:00 a.m. (the time of the Administrative Agent’s Correspondent’s office) on or before the proposed borrowing date for any Alternative Currency Loan, the Alternative Currency Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent’s Correspondent in the requested Alternative Currency in funds immediately available to the Administrative Agent, the Alternative Currency Loan to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.4 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent Notice of Account Designation delivered by the Borrower to the Administrative Agent or as may be otherwise requested by the Borrower from time to time (subject to the reasonable consent of the Administrative Agent).  Subject to Section 4.7, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.4 to the extent that the Alternative Currency Lender has not made available to the Administrative Agent such Alternative Currency Loan.

(iii)           Swingline Loans.  Swingline Loans shall be disbursed in the manner set forth in Section 2.3.

SECTION 2.5                                           Repayment of Loans.

(a)           Repayment on the Revolving Credit Termination Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full in Dollars on the Revolving Credit Termination Date, (ii) all Alternative Currency Loans in full in the Alternative Currency in which each Alternative Currency Loan was initially funded on the Revolving Credit Termination Date and (iii) all Swingline Loans in full in Dollars on the Swingline Termination Date (or, if earlier, in accordance with Section 2.3(d)), together, in each case, with all accrued but unpaid interest thereon.

(b)           Mandatory Repayment of Revolving Credit Loans.

(i)           Aggregate Commitment.  If at any time (as determined by the Administrative Agent under Section 2.5(b)(v)), based upon the Dollar Amount of all outstanding Loans and L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Revolving Credit Loans exceeds one hundred and five percent (105%) of the Aggregate Commitment less the sum of all outstanding Swingline Loans, Alternative Currency Loans and L/C Obligations or (B) for any other reason, the outstanding principal amount of all Revolving Credit Loans exceeds the Aggregate Commitment less the sum of all outstanding Swingline Loans, Alternative Currency Loans and L/C Obligations, then, in each such case, the Borrower shall (I) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for such Loans on such day by the Dollar Amount of such excess), (II) second, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Credit Loans which are Base Rate Loans by the Dollar Amount of such excess (and/or reduce any pending request for such Loans on such day by the Dollar Amount of such excess), (III) third, if (and to the extent) necessary to eliminate such excess, immediately repay Revolving Credit Loans which are LIBOR Rate Loans and Alternative Currency Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day by the Dollar Amount of such excess) and (IV) fourth, with respect to any Letters of Credit then outstanding, make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b)).

(ii)           Alternative Currency Commitment.  If at any time (as determined by the Administrative Agent under Section 2.5(b)(v)), based upon the Dollar Amount of all outstanding Loans and L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Alternative Currency Loans exceeds the lesser of (1) one hundred and five percent (105%) of the Aggregate Commitment less the sum of all outstanding Swingline Loans, Revolving Credit Loans and L/C Obligations and (2) one hundred and five percent (105%) of the Alternative Currency Commitment or (B) for any other reason, the outstanding principal amount of all Alternative Currency Loans exceeds the lesser of (1) the Aggregate Commitment less the sum of all outstanding Swingline Loans, Revolving Credit Loans and L/C Obligations and (2) the Alternative Currency Commitment, then, in each such case, such excess shall be immediately repaid, in the currency in which such Alternative Currency Loan or Alternative Currency Loans were initially funded, by the Borrower to the Administrative Agent for the account of the Alternative Currency Lender.

(iii)           Swingline Commitment.  If at any time (as determined by the Administrative Agent under Section 2.5(b)(v)), based upon the Dollar Amount of all outstanding Loans and L/C Obligations, and for any reason the outstanding principal amount of all Swingline Loans exceeds the lesser of (1) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, Alternative Currency Loans and L/C Obligations and (2) the Swingline Commitment, then, in each such case, such excess shall be immediately repaid by the Borrower to the Administrative Agent for the account of the Swingline Lender.

(iv)           Excess L/C Obligations.  If at any time (as determined by the Administrative Agent under Section 2.5(b)(v)) and for any reason, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the outstanding amount of all L/C Obligations exceeds the lesser of (A) the Aggregate Commitment less the sum of the amount of all outstanding Swingline Loans, Revolving Credit Loans and Alternative Currency Loans and (B) the L/C Commitment, then, in each such case, the Borrower shall make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 11.2(b)).

(v)           Compliance and Payments.  The Borrower’s compliance with this Section 2.5(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on (A) the date on which the Borrower requests the Lenders to make a Revolving Credit Loan or the Alternative Currency Lender to make an Alternative Currency Loan or the Issuing Lender to issue a Letter of Credit and (B) the date an interest payment is due under Section 4.1(e).  Each such repayment pursuant to this Section 2.5(b) shall be accompanied by any amount required to be paid pursuant to Section 4.11 hereof.

(c)           Optional Repayments.  The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least four (4) Business Days’ irrevocable notice to the Administrative Agent with respect to Alternative Currency Loans, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans denominated in Dollars and upon receipt of Borrower’s irrevocable notice with respect to Base Rate Loans and Swingline Loans (if received prior to 11:00 a.m. (Charlotte time), otherwise, upon at least one (1) Business Days’ irrevocable notice to the Administrative Agent), substantially in the form attached hereto as Exhibit D , specifying (i) the date of repayment, (ii) the amount of repayment, (iii) whether the repayment is of Revolving Credit Loans, Alternative Currency Loans, Swingline Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each and (iv) whether the repayment is of LIBOR Rate Loans denominated in an Alternative Currency, LIBOR Rate Loans denominated in Dollars, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial repayments shall be in an aggregate amount (i) of $2,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), (ii) of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans denominated in Dollars, (iii) of $2,000,000 or a whole multiple of $1,000,000 in excess thereof (based upon the Alternative Currency Amount thereof) with respect to Alternative Currency Loans and (iv) permitted pursuant to the terms and conditions of the Sweep Plus Service Program (or as otherwise agreed to by the Swingline Lender and the Borrower).  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.11 hereof.

(d)           Limitation on Repayment of LIBOR Rate Loans.  The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.11 hereof.

(e)           Hedging Agreements.  No repayment or prepayment pursuant to this Section 2.5 shall affect any of the Borrower’s obligations under any Hedging Agreement.

(f)           Payment of Interest and Other Expenses.  Each repayment or prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount repaid.

SECTION 2.6                                           Notes.

(a)           Revolving Credit Notes.  Except as otherwise provided in Section 13.10(a) - (e), each Lender’s Revolving Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans shall be evidenced by a separate Revolving Credit Note executed by the Borrower payable to the order of such Lender.

(b)           Alternative Currency Note.  The Alternative Currency Loans and the obligation of the Borrower to repay such Alternative Currency Loans shall be evidenced by a separate Alternative Currency Note executed by the Borrower payable to the order of the Alternative Currency Lender.

(c)           Swingline Note.  The Swingline Loans and the obligation of the Borrower to repay such Swingline Loans shall be evidenced by a separate Swingline Note executed by the Borrower payable to the order of the Swingline Lender.

SECTION 2.7                                           Permanent Reduction of the Aggregate Commitment and the Alternative Currency Commitment.

(a)           Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $2,000,000 or any whole multiple of $500,000 in excess thereof; provided that in no event shall the Aggregate Commitment be reduced to an amount less than the face amount of all Letters of Credit then outstanding.

(b)           Corresponding Reductions.  Each partial permanent reduction permitted pursuant to this Section 2.7 shall (i) permanently reduce the Lenders’ Commitments pro rata in accordance with their respective Commitment Percentages and (ii) permanently reduce the Alternative Currency Commitment pro rata in accordance with the relative amount of the Alternative Currency Commitment and the Aggregate Commitment.

(c)           Corresponding Payments.  Each permanent reduction permitted pursuant to this Section 2.7 shall be accompanied by a payment of principal sufficient to reduce (i) the aggregate Dollar Amount of all outstanding Revolving Credit Loans, Alternative Currency Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Aggregate Commitment as so reduced and (ii) to the extent that the Alternative Currency Commitment is reduced, the aggregate Dollar Amount of all outstanding Alternative Currency Loans to the Alternate Currency Commitment as so reduced.  If the Aggregate Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Such cash collateral shall be applied in accordance with Section 11.2(b).  Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans, Alternative Currency Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Commitments and Credit Facility.  Such cash collateral shall be applied in accordance with Section 11.2(b).  If the reduction of the Aggregate Commitment or the Alternative Currency Commitment, as applicable requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.11 hereof.

SECTION 2.8                                           Termination of Credit Facility.  The Credit Facility shall terminate on the earliest of (a) January 15, 2009, (b) the date of termination by the Borrower pursuant to Section 2.7 or (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 11.2(a).

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1                                           L/C Commitment.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, (a) the L/C Obligations would exceed the lesser of (i) the L/C Commitment or (ii) the Aggregate Commitment less the aggregate principal amount of all outstanding Swingline Loans, Revolving Credit Loans and Alternative Currency Loans or (b) the Available Commitment of any Lender would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than ninety (90) days prior to the Revolving Credit Termination Date and (iv) be subject to the Uniform Customs and/or ISP 98, as set forth in the Application or as determined by the Issuing Lender, and, to the extent not inconsistent therewith, the laws of the State of North Carolina.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

SECTION 3.2                                           Procedure for Issuance of Letters of Credit.  The Borrower, may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than four (4) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower; provided that the Issuing Lender shall not issue a Letter of Credit from and after the date which is one (1) day after it has received written notice from the Administrative Agent (upon the request of the Required Lenders) that one or more of the applicable conditions to Extensions of Credit specified in Section 5.3 is not then satisfied until such conditions are satisfied or waived in accordance with the provisions of this Agreement (and the Issuing Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate).  The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

SECTION 3.3                                           Commissions and Other Charges.

(a)           The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to LIBOR Rate Loans (determined on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Termination Date.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3(a) in accordance with their respective Commitment Percentages.

(b)           In addition to the foregoing commission, the Borrower shall pay the Issuing Lender an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by one-eighth of one percent (0.125%) per annum.  Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Termination Date.

(c)           In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4                                           L/C Participations.

(a)           The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5                                           Reimbursement Obligation of the Borrower.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in the same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.  Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.4(a) or Article V.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6                                           Obligations Absolute.  The Borrower’s obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7                                           Effect of Application.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1                                           Interest.

(a)           Interest Rate Options.  Subject to the provisions of this Section 4.1, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin as set forth in Section 4.1(c) or (B) the LIBOR Rate plus the Applicable Margin as set forth in Section 4.1(c), (ii) Alternative Currency Loans shall bear interest at the LIBOR Rate plus the Applicable Margin as set forth in Section 4.1(c) and (iii) Swingline Loans shall bear interest at the Base Rate plus the Applicable Margin as set forth in Section 4.1(c); provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date.  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.4 or 3.5 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.  Each Loan or portion thereof bearing interest based on the Base Rate (including, without limitation, each Swingline Loan) shall be a “Base Rate Loan” and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.”  Any Revolving Credit Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan denominated in Dollars.  Any Alternative Currency Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a LIBOR Rate Loan with an Interest Period of one (1) month and shall be made four (4) Business Days after receipt of such notice

(b)           Interest Periods.  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 4.1(a), shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months (or, if available to all of the Lenders, nine (9) months or twelve (12) months) with respect to each LIBOR Rate Loan; provided that:

(i)           the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)          any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)          no Interest Period shall extend beyond the Revolving Credit Termination Date; and

(v)           there shall be no more than six (6) Interest Periods in effect at any time.

(c)           Applicable Margin.  The Applicable Margin provided for in Section 4.1(a) with respect to any Loan (the “Applicable Margin”) shall be based upon the table set forth below and shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the date by which the Borrower provides an Officer’s Compliance Certificate for the most recently ended fiscal quarter of the Borrower; provided, however, that (a) the initial Applicable Margin shall be based on Pricing Level IV (as shown below) and shall remain at Pricing Level IV until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Leverage Ratio (as calculated pursuant to the formula set forth in Section 9.1) as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 7.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Pricing Level	Leverage Ratio	LIBOR Rate Applicable Margin	Base Rate Applicable Margin
I	Greater than 2.00 to 1.00	1.85%	1.00%
II	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	1.60%	0.75%
III	Greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00	1.35%	0.50%
IV	Less than or equal to 1.00 to 1.00	1.10%	0.25%

(d)           Default Rate.  Subject to Section 11.3, at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of any Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans (including, without limitation, Alternative Currency Loans) or Swingline Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document; provided that clauses (i), (ii) and (iii) shall apply immediately upon the occurrence and during the continuance of any Event of Default under Sections 11.1(a), 11.1(b), 11.1(i) and 11.1(j).  Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(e)           Interest Payment and Computation.  Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing December 31, 2005; and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed (except, to the extent that Pounds Sterling is agreed upon as an Alternative Currency pursuant to the definition thereof, for Alternative Currency Loans denominated in Pounds Sterling which shall be computed on the basis of a 365/66-day year) and interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

(f)           Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(g)           Basis of Accrual.  Subject to Section 1.3 hereof, if the basis of accrual of interest or fees expressed in this Agreement with respect to the currency of any state that becomes a Participating Member State, in the judgment of the Administrative Agent, shall not be available because interest rate quotes for the applicable national currency unit are no longer provided, or shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that if any Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

SECTION 4.2                                           Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars, (b) upon the expiration of any Interest Period, convert all or any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans), (c) upon the expiration of any Interest Period, continue any LIBOR Rate Loan denominated in Dollars in a principal amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof as a LIBOR Rate Loan denominated in Dollars or (d) upon the expiration of any Interest Period, continue any LIBOR Rate Loan denominated in any Alternative Currency in a principal amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof (based on the Alternative Currency Amount thereof) as a LIBOR Rate Loan in the same Alternative Currency.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 p.m. (Charlotte time) four (4) Business Days (with respect to any Alternative Currency Loan) and three (3) Business Days (with respect to any Loan denominated in Dollars) before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the Permitted Currency in which such Loan is denominated, (C) the effective date of such conversion or continuation (which shall be a Business Day), (D) the principal amount of such Loans to be converted or continued, and (E) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 4.3                                           Fees.

(a)           Commitment Fee.  Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee at a rate per annum equal to the applicable rate based upon the table set forth below (the “Commitment Fee Rate”) on the average daily unused portion of the Aggregate Commitment; provided that the amount of outstanding Swingline Loans and Alternative Currency Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating such commitment fee with regard to any Lender other than the Swingline Lender (as to outstanding Swingling Loans) and the Alternative Currency Lender (as to outstanding Alternative Currency Loans).  The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 31, 2005, and on the Revolving Credit Termination Date.  Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Commitment Percentages.  The Commitment Fee Rate shall be determined and adjusted quarterly on each Calculation Date; provided, however, that (a) the initial Commitment Fee Rate shall be based on Pricing Level IV (as shown below) and shall remain at Pricing Level IV until the first Calculation Date occurring after the Closing Date and thereafter the Pricing Level shall be determined by reference to the Leverage Ratio (as calculated pursuant to the formula set forth in Section 9.1) as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 7.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Commitment Fee Rate from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date.  The Commitment Fee Rate shall be effective from one Calculation Date until the next Calculation Date.

Pricing Level	Leverage Ratio	Commitment Fee Rate
I	Greater than 2.00 to 1.00	0.35%
II	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	0.30%
III	Greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00	0.25%
IV	Less than or equal to 1.00 to 1.00	0.20%

(b)           Administrative Agent’s and Other Fees.  In order to compensate the Administrative Agent for structuring and syndicating the Extensions of Credit and for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Administrative Agent dated November 4, 2005.

SECTION 4.4                                           Manner of Payment.

(a)           Loans and Letters of Credit Denominated in Dollars.  Each payment by the Borrower on account of the principal of or interest on any Loan or Letter of Credit denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation with respect to any Letter of Credit denominated in Dollars) payable to the Lenders under this Agreement or any Note (except as set forth in Section 4.4(b)) shall be made in Dollars not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes.  With respect to each Letter of Credit denominated in Dollars, each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.

(b)           Alternative Currency Loans.  Each payment by the Borrower on account of the principal of or interest on the Alternative Currency Loans shall be made in such Alternative Currency not later than 11:00 a.m. (the time of the Administrative Agent’s Correspondent) on the date specified for payment under this Agreement to the Administrative Agent’s account with the Administrative Agent’s Correspondent for the account of the Alternative Currency Lender (other than as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 12:00 noon (the time of the Administrative Agent’s Correspondent) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon (the time of the Administrative Agent’s Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.

(c)           Pro Rata Treatment.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender, at its address for notices set forth herein, its pro rata share of such payment in accordance with such Lender’s Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent.  Each payment to the Administrative Agent with respect to the Swingline Note (including, without limitation, the Swingline Lender’s fees or expenses) shall be made for the account of the Swingline Lender.  Each payment to the Administrative Agent with respect to the Alternative Currency Note shall be made for the account of the Alternative Currency Lender.  Any amount payable to any Lender under Sections 4.10, 4.11, 4.12, 4.13 or 13.2 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 4.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 4.5                                           Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied: (a) first to all expenses then due and payable by the Borrower hereunder and under the other Loan Documents, (b) then to all indemnity obligations then due and payable by the Borrower hereunder and under the other Loan Documents, (c) then to all Administrative Agent’s and Issuing Lender’s fees then due and payable, (d) then to all commitment and other fees and commissions then due and payable, (e) then to accrued and unpaid interest on the Swingline Note to the Swingline Lender and the Alternative Currency Note to the Alternative Currency Lender (pro rata in accordance with all such amounts due), (f) then to the principal amount outstanding under the Swingline Note to the Swingline Lender and the Alternative Currency Note to the Alternative Currency Lender (pro rata in accordance with all such amounts due), (g) then to accrued and unpaid interest on the Revolving Credit Notes, accrued and unpaid interest on the Reimbursement Obligation and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (pro rata in accordance with all such amounts due), (h) then to the principal amount of the Revolving Credit Notes and Reimbursement Obligation (pro rata in accordance with all such amounts due) and (i) then to the cash collateral account described in Section 11.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

SECTION 4.6                                           Adjustments.  If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) (other than pursuant to Sections 4.8, 4.9, 4.10, 4.11, 4.12, 4.13 or 13.2 hereof) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the similar Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

SECTION 4.7                                           Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.4(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to (a) with respect to any Loan denominated in Dollars, the product of (i) the amount not made available by such Lender in accordance with the terms hereof, times (ii) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (iii) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360 and (b) with respect to any Loan denominated in an Alternative Currency, the amount not made available by such Lender in accordance with the terms hereof and interest thereon at a rate per annum equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount.  A certificate of the Administrative Agent with respect to any amounts owing under this Section 4.7 shall be conclusive, absent manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Commitment Percentage of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 4.8.                                           Redenomination of Alternative Currency Loans.

(a)           Conversion to the Base Rate.  If any Alternative Currency Loan is required to bear interest at the Base Rate rather than the LIBOR Rate pursuant to Section 4.1(d), Section 4.10 or any other applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Amount of such Alternative Currency Loan, all subject to the provisions of Section 2.5(b).  The Borrower shall reimburse the Alternative Currency Lender or the Lenders, as applicable, upon any such conversion for any amounts required to be paid under Section 4.11.

(b)           Redenomination of Loans and Obligations.  Subject to Section 1.3 hereof, (i) any Loan to be denominated in the currency of the applicable Participating Member State shall be made in the euro and (ii) any obligation of any party under this Agreement or any other Loan Document which has been denominated in the currency of a Participating Member State shall be redenominated into the euro.

(c)           Further Assurances.  The terms and provisions of this Agreement will be subject to such reasonable changes of construction as determined by the Administrative Agent to reflect the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced and to reflect market practice at that time, and subject thereto, to put the Administrative Agent, the Lenders and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred.  In connection therewith, the Borrower agrees, at the request of the Administrative Agent, at the time of or at any time following the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced, to enter into an agreement amending this Agreement in such manner as the Administrative Agent shall reasonably request.

SECTION 4.9.                                           Regulatory Limitation.  In the event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of any of the Lenders to make Loans (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. §84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. §84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

SECTION 4.10                                Changed Circumstances.

(a)           Circumstances Affecting LIBOR Rate and Alternative Currency Availability.  If with respect to any Interest Period for any LIBOR Rate Loan, the Administrative Agent, the Alternative Currency Lender or any Lender (after consultation with the Administrative Agent) shall determine that (i) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars or an Alternative Currency in the applicable amounts are not being quoted via Dow Jones Market Screen 3750 or the applicable Reuters Screen Page or offered to the Administrative Agent or such Lender for such Interest Period, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for the Alternative Currency Lender to make such Alternative Currency Loans, then the Administrative Agent shall forthwith give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders or the Alternative Currency Lender, as applicable, to make LIBOR Rate Loans or Alternative Currency Loans, as applicable, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or Alternative Currency Loan, as applicable, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or Alternative Currency Loan, as applicable, or convert the then outstanding principal amount of each such LIBOR Rate Loan or Alternative Currency Loan, as applicable, to a Base Rate Loan in Dollars as of the last day of such Interest Period; provided that if the Borrower elects to make such conversion, the Borrower shall pay to the Administrative Agent, the Alternative Currency Lender and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent, the Alternative Currency Lender and the Lenders in effecting such conversion.

(b)           Laws Affecting LIBOR Rate and Alternative Currency Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or any Alternative Currency Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower, and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders or the Alternative Currency Lender, as applicable, to make LIBOR Rate Loans or Alternative Currency Loans, as applicable, and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders or the Alternative Currency Lender, as applicable, may not lawfully continue to maintain a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan or Alternative Currency Loan, as applicable, the applicable LIBOR Rate Loan or an Alternative Currency Loan, as applicable, shall immediately be converted to a Base Rate Loan in Dollars for the remainder of such Interest Period; provided that if the Borrower elects to make such conversion, the Borrower shall pay to the Administrative Agent, the Alternative Currency Lender and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent, the Alternative Currency Lender and the Lenders in effecting such conversion, including any amounts required to be paid under Section 4.11.

(c)           Increased Costs.  If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

(i)           shall (except as provided in Section 4.13(e)) subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of franchise tax or tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); provided that the Borrower shall not be obligated to pay any amounts pursuant to this Section 4.10(c)(i) to the extent that such amounts are duplicative of any amounts paid by the Borrower pursuant to Section 4.13; or

(ii)          shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note;

and the result of any of the foregoing events described in clause (i) or (ii) above is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or an Alternative Currency Loan, as applicable, or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or an Alternative Currency Loan, as applicable, or Letter of Credit or Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction.  The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.10(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so.  The amount of such compensation shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans or Alternative Currency Loans, as applicable, in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

(d)           Exchange Indemnification and Increased Costs.  The Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent or any applicable Lender, the amount of  (i) any loss or cost or increased cost incurred by the Administrative Agent or any applicable Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Administrative Agent or any applicable Lender, (iii) any interest or any other return, including principal, foregone by the Administrative Agent or any applicable Lender as a result of the introduction of, change over to or operation of the euro, or (iv) any currency exchange loss, that Administrative Agent or any Lender sustains as a result of any payment being made by the Borrower in a currency other than that originally extended to the Borrower.  A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent or the applicable Lender shall be conclusively presumed to be correct save for manifest error.

SECTION 4.11                                Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or an Alternative Currency Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or any Alternative Currency Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.12                                Capital Requirements.  If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which such Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

SECTION 4.13                                Taxes.

(a)           Payments Free and Clear.  Except as otherwise provided in Section 4.13(e), any and all payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or in respect of any Letter of Credit to any Lender or the Administrative Agent, (A) except as otherwise provided in Section 4.13(e), the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent and such Lender evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 4.13(d).

(b)           Stamp and Other Taxes.  In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as “Other Taxes”).

(c)           Indemnity.  Except as otherwise provided in Section 4.13(e), the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.13) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.  Within sixty (60) days of the written request of the Borrower, the Administrative Agent and each Lender shall execute and deliver such certificates, forms or other documents which can be reasonably furnished thereby consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of such Taxes or Other Taxes.

(d)           Evidence of Payment.  Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

(e)           Delivery of Tax Forms. To the extent required by Applicable Law to reduce or eliminate withholding or payment of taxes, each Lender and the Administrative Agent shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms W-9, Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes.  Each such Lender further agrees to deliver to the Borrower with a copy to the Administrative Agent, as applicable, two Form W-9, Form W-8BEN or W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower certifying in the case of a Form W-9, Form W-8BEN or W-8ECI (or successor forms) that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-9, Form W-8BEN or W-8ECI, establishing an exemption from United States backup withholding tax.  Notwithstanding anything in any Loan Document to the contrary, the Borrower shall not be required to pay additional amounts to any Lender or the Administrative Agent under Section 4.13 or Section 4.10(c), (i) if such Lender or the Administrative Agent fails to comply with the requirements of this Section 4.13(e), other than to the extent that such failure is due to a change in law occurring after the date on which such Lender or the Administrative Agent became a party to this Agreement or (ii) that are the result of such Lender’s or the Administrative Agent’s gross negligence or willful misconduct, as applicable.

(f)           Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.13 shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 4.14.                                Other Consequential Changes.  Subject to Section 1.3 hereof, without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective obligations of the Borrower to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders to the Borrower under or pursuant to this Agreement, except as expressly provided in this Agreement, each provision of this Agreement, including,  without limitation, the right to combine currencies to effect a set-off,  shall be subject to such reasonable changes of interpretation as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or change over to the euro in Participating Member States.

SECTION 4.15.                                Replacement of Lenders.

(a)           If any Lender requests compensation pursuant to Section 4.10 or Section 4.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Extensions of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 4.10, Section 4.12 or Section 4.13, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b)           If any Lender requests compensation pursuant to Section 4.10 or Section 4.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13, then the Borrower may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.10), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Extensions of Credit, accrued interest thereon, accrued fees, breakage costs and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation pursuant to Section 4.10 or Section 4.12, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

(c)           To the extent that any Lender (a “Replaced Lender”) is required to assign all of its interests, rights and obligations under this Agreement to an Eligible Assignee (a “Replacement Lender”) pursuant to this Section 4.15, upon the execution of all applicable assignment documents and the satisfaction of all other conditions set forth herein, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to the indemnification provisions under this Agreement, which provisions shall survive as to such Replaced Lender.

SECTION 4.16.                                Security.  The Obligations shall be secured as provided in the Security Documents.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1                                    Closing.  The closing shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC at 10:00 a.m. on December ____, 2005, or on such other date and time as the parties hereto shall mutually agree.

SECTION 5.2                                    Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)           Executed Loan Documents.  The following Loan Documents in form and substance satisfactory to the Administrative Agent and each Lender:

(i)            this Agreement,

(ii)           the Revolving Credit Notes,

(iii)          the Alternative Currency Note,

(iv)          the Swingline Note,

(v)           the Subsidiary Guaranty Agreement;

(vi)          the Collateral Agreement; and

(vii)         each other applicable Loan Document;

shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

(b)           Closing Certificates; etc.

(i)           Officer’s Certificate of the Borrower.  The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower and its Subsidiaries are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower and its Subsidiaries have satisfied each of the closing conditions.

(ii)           Certificate of Secretary of the Borrower and each Subsidiary Guarantor.  The Administrative Agent shall have received a certificate of the secretary or assistant secretary of the Borrower and each Subsidiary Guarantor certifying as to the incumbency and genuineness of the signature of each officer of the Borrower or such Subsidiary Guarantor executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation of the Borrower or such Subsidiary Guarantor and all amendments thereto, certified by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of the Borrower or such Subsidiary Guarantor as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors of the Borrower and such Subsidiary Guarantor authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

(iii)           Certificates of Good Standing.  The Administrative Agent shall have received (A) certificates as of a recent date of the good standing of the Borrower and each Subsidiary Guarantor under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where the Borrower and each Subsidiary Guarantor is qualified to do business and (B) a certificate of the relevant taxing authority of the jurisdiction of organization of the Borrower and each Subsidiary Guarantor certifying that such Person has filed required tax returns and owes no delinquent taxes.

(iv)           Opinions of Counsel.  The Administrative Agent shall have received favorable opinions of counsel to the Borrower and each Subsidiary Guarantor addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Subsidiary Guarantors, the Loan Documents and such other matters as the Lenders shall request.

(v)           Tax Forms.  The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 4.13(e) hereof.

(c)           Security Interests.

(i)           Pledged Collateral.  To the extent that the Applicable Laws and practices of any relevant foreign jurisdiction provide for the issuance of stock certificates or other certificates, the Administrative Agent shall have received original stock certificates or other certificates (or the equivalent taking into account the Applicable Laws and practices of any relevant foreign jurisdiction) of each Material Foreign Subsidiary evidencing the capital stock or other ownership interests pledged pursuant to the Collateral Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof; provided that the Borrower may evidence compliance herewith by providing a perfected first priority security interest (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) in the relevant indicia of ownership of such Material Foreign Subsidiary; provided, further, that the Borrower or the applicable Domestic Subsidiary of the Borrower owning the capital stock or other ownership interests of such Material Foreign Subsidiary shall not be required to pledge more than that percentage of all issued and outstanding shares of all capital stock or other ownership interests of such Foreign Subsidiary the granting of a security interest in which shall not result in material adverse tax consequences to the Borrower or such applicable Domestic Subsidiary (it being acknowledged by the Borrower, the Lenders and the Administrative Agent that, as of the Closing Date, such percentage required to be pledged is sixty-five percent (65%)).

(ii)           Foreign Security Interests and Filings.  Notwithstanding anything in the Loan Documents to the contrary, (A) the Borrower shall not be required to deliver a foreign pledge agreement unless reasonably requested to do so by the Administrative Agent and (B) the Borrower shall not be required to deliver an opinion of counsel as to the perfection, validity and binding nature of the security interests created pursuant to such foreign pledge agreement unless reasonably requested to do so by the Administrative Agent.

(d)           Consents; Defaults.

(ii)           Governmental and Third Party Approvals.  The Borrower shall have obtained all necessary material approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

(i)           No Injunction, Etc.  No action, suit, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the other Loan Documents or the consummation by the Borrower or any of its Subsidiaries of the transactions contemplated hereby or thereby, or which would be reasonably likely to have a Material Adverse Effect.

(ii)           No Event of Default.  No Default or Event of Default shall have occurred and be continuing.

(e)           Financial Matters.

(i)           Financial Statements.  The Administrative Agent shall have received the audited Consolidated financial statements of the Borrower and its Subsidiaries for each of the Borrower’s Fiscal Years ending in 2004, 2003 and 2002, each as filed with the Securities and Exchange Commission and prepared in accordance with GAAP.

(ii)           Financial Condition Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) the Borrower and each of its Subsidiaries are each Solvent as of the Closing Date, (B) attached thereto are calculations evidencing compliance with the covenants contained in Article IX hereof as of the most recent quarterly financial statements of the Borrower and its Subsidiaries, and (C) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries as of the date thereof.

(iii)           Payment at Closing; Fee Letters.  The Borrower shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, reasonable legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)           Miscellaneous.

(i)           Notice of Borrowing.  The Administrative Agent shall have received (A) a Notice of Borrowing, as applicable, from the Borrower in accordance with Section 2.4(a) and (B) a Notice of Account Designation from the Borrower in accordance with Section 2.4(b) specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii)           Existing Facility.  The Existing Facility shall be repaid in full and terminated.

(iii)           Miscellaneous Matters.  The Administrative Agent shall have received such information as it may have requested from the Borrower and its Subsidiaries relating to litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), leases of real property, agreements evidencing Debt, ownership of assets by the Borrower or any of its Subsidiaries, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries (including, as applicable, copies of all documents, instruments and agreements relating to such subjects), and such information shall be in form and substance satisfactory to Administrative Agent.

(iv)           Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby with respect to the transactions contemplated by this Agreement.

SECTION 5.3                                           Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, conversion, continuation, issuance or extension date:

(a)           Continuation of Representations and Warranties.  The representations and warranties contained in Section 6.1(a), (c), (d), (e), (j), (m) and (n) shall be true and correct on and as of such borrowing, conversion, continuation, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, conversion or continuation date with respect to such Loan or after giving effect to the Loans to be made, converted or continued on such date or (ii) on the issue date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)           Notices.  The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.4(a) or 4.2.

(d)           Compliance with Borrowing Limits.  The Borrower shall have demonstrated compliance with Section 2.5(b) (i) on the borrowing, conversion or continuation date with respect to such Loan or after giving effect to the Loans to be made, converted or continued on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(e)           Additional Documents.  The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 6.1                                           Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a)           Organization; Power; Qualification.  Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business and (iii) is duly qualified and authorized to do business in each jurisdiction in which its business requires such qualification and authorization, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

(b)           Ownership.  Each Subsidiary of the Borrower as of the Closing Date is listed, and the Material Domestic Subsidiaries and Material Foreign Subsidiaries are identified as such, on Schedule 6.1(b).  As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b).  All outstanding shares or equity interests have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights.  The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b).  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except pursuant to plans and agreements described in the Borrower’s periodic filings with the SEC.

(c)           Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any material Governmental Approval or violate any material Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any material Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any material consent or material authorization of, material filing with, or other material act in respect of, an arbitrator or Governmental Authority and no material consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(e)           Compliance with Law; Governmental Approvals.  Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to Borrower’s knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance in all material respects with each Governmental Approval applicable to it, (iii) is in compliance, and has been in compliance, with all Applicable Laws relating to it or any of its respective properties and (iv) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except where the failure to comply with or satisfy could not reasonably be expected to have a Material Adverse Effect.

(f)           Taxes.  No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved, except unpaid taxes which are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP.

(g)           Intellectual Property Matters.  Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business, except for those, the failure of which to own or possess, could not reasonably be expected to have a Material Adverse Effect.  To its knowledge, (i) no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights and (ii) neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, in each case which could reasonably be expected to have a Material Adverse Effect.

(h)           Environmental Matters.

(i)           To the Borrower’s knowledge, there is no contamination at, under or about the Borrower’s or any of its Subsidiaries’ properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof, except to the extent any such non-compliance or contamination could not reasonably be expected to have a Material Adverse Effect;

(ii)           Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding  Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect; and

(iii)           To the Borrower’s knowledge, Hazardous Materials have not been transported or disposed of by the Borrower or any of its Subsidiaries or by any other Person to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in a manner or to a location which could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(i)           ERISA.

(i)           As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i);

(ii)           Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired;

(iii)           As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan; and

(iv)           No Termination Event has occurred or is reasonably expected to occur.

(j)           Margin Stock.  Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k)           Government Regulation.  Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l)           Employee Relations. Each of the Borrower and its Subsidiaries is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(l).  The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(m)           Financial Statements. The (i) audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2004 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2005 and related unaudited interim statements of income and retained earnings, in each case including the accompanying notes, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present on a Consolidated basis the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for the periods then ended (other than customary, year end adjustments for unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  The Borrower and its Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(n)           No Material Adverse Change.  Except as publicly disclosed by the Borrower prior to the Closing Date, since September 30, 2005, there has been no material adverse change in the properties, assets, liabilities (actual or contingent), business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(o)           Solvency.  As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

(p)           Liens.  None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 10.2.  No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 10.2 hereof.

(q)           Debt and Guaranty Obligations.  Schedule 6.1(q) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of $3,000,000.

(r)           Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(r), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(s)           Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor, except where such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

(t)           Accuracy and Completeness of Information.  All written information produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lenders was, at the time the same was so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, as it pertains to the financing contemplated by this Agreement.  No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits to state a material fact necessary in order to make the statements contained therein not misleading in any material respect.  The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect.

SECTION 6.2                                           Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office and to the Lenders at their respective addresses as set forth on Schedule 1.1(a), or such other office as may be designated by the Administrative Agent and Lenders from time to time:

SECTION 7.1                                           Financial Statements and Projections.

(a)           Quarterly Financial Statements.  As soon as practicable and in any event within fifty (50) days after each fiscal quarter of each Fiscal Year, unaudited Consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail and prepared by the Borrower in accordance with GAAP and in compliance with the applicable reporting requirements of the Securities and Exchange Commission for issuers of publicly traded securities, and certified by the chief financial officer or the controller of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments (it being agreed that the requirements of this subsection may be satisfied by filing of the applicable quarterly report on Form 10-Q of the Borrower with the Securities and Exchange Commission to the extent that: (i) it contains the foregoing information, (ii) it is available to the Administrative Agent and the Lenders on EDGAR and (iii) the Borrower notifies the Administrative Agent and the Lenders within the time period noted herein that it is available to them on EDGAR).

(b)           Annual Financial Statements.  As soon as practicable and in any event within one hundred and five (105) days after the end of each Fiscal Year, audited Consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year then ended, including the notes thereto, all in reasonable detail and certified by an independent public accounting firm in accordance with GAAP, and accompanied by a report thereon by such independent public accounting firm that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP (it being agreed that the requirements of this subsection may be satisfied by filing of the applicable annual report on Form 10-K of the Borrower with the Securities and Exchange Commission to the extent that: (i) it contains the foregoing information, (ii) it is available to the Administrative Agent and the Lenders on EDGAR and (iii) the Borrower notifies the Administrative Agent and the Lenders within the time period noted herein that it is available to them on EDGAR).

SECTION 7.2                                           Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer, the controller or the treasurer of the Borrower in the form of Exhibit F attached hereto (an “Officer’s Compliance Certificate”).

SECTION 7.3                                           Other Reports.  Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 7.4                                           Notices.  Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a)           any attachment, judgment, lien, levy or order exceeding $3,000,000 that may be assessed against the Borrower or any Subsidiary thereof;

(b)           (i) any Default or Event of Default or (ii) the occurrence or existence of any event or circumstance that could reasonably be expected to become a Default or Event of Default; and

(c)           any event which makes any of the representations set forth in Section 6.1 inaccurate in any respect (provided that, with respect to any representation set forth in Section 6.1 that is not subject to a materiality or a Material Adverse Effect qualification, any event which makes such representation inaccurate in any material respect).

SECTION 7.5                                           Accuracy of Information.  All written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, or any of the Loan Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(w).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 8.1                                           Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 10.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the material conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 8.2                                           Maintenance of Property.  Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

SECTION 8.3                                           Insurance.  Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses (including, without limitation, hazard and business interruption coverage) and as may be required by Applicable Law, and from time to time after the Closing Date deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, retention amounts, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.4                                           Accounting Methods and Financial Records.  Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 8.5                                           Payment and Performance of Obligations.  Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section 8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.6                                           Compliance With Laws and Approvals.  Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to its properties and the conduct of its business.

SECTION 8.7                                           ERISA.  The Borrower shall furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 8.8                                           Compliance With Material Agreements.  Comply in all material respects with each term, condition and provision of all material agreements and other instruments entered into in the conduct of its business; provided, that the Borrower or any such Subsidiary may contest any such material agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

SECTION 8.9                                           Visits and Inspections.  Permit representatives of the Administrative Agent or any Lender, from time to time upon reasonable notice, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

SECTION 8.10                                Additional Subsidiaries and Additional Collateral.  Notify the Administrative Agent of (1) the creation or acquisition of any Material Domestic Subsidiary or Material Foreign Subsidiary or (2) any Domestic Subsidiary or Foreign Subsidiary of the Borrower becoming a Material Domestic Subsidiary or Material Foreign Subsidiary as evidenced by the information set forth in the Officer’s Compliance Certificate delivered pursuant to Section 7.2, and promptly thereafter (and in any event within thirty (30) days), cause to be executed and delivered to the Administrative Agent (i) a duly executed Joinder Agreement (pursuant to which such Material Domestic Subsidiary shall become a party to the Guaranty Agreement, the Collateral Agreement and any other applicable Security Documents and such Material Foreign Subsidiary shall execute the Collateral Agreement as an issuer), (ii) such other instruments and documents and other items of the type required to be delivered pursuant to Section 5.2(c), all in form and substance reasonably satisfactory to the Administrative Agent, as may be reasonably required by the Administrative Agent to obtain a first priority perfected security interest in the capital stock of any Material Foreign Subsidiary to be pledged pursuant to the Loan Documents, (iii) such closing documents and closing certificates of the type required to be delivered pursuant to Section 5.2(b), including, without limitation, favorable legal opinions addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory thereto with respect to such duly executed Joinder Agreement (and (i) the Guaranty Agreement, the Collateral Agreement and any other applicable Security Documents to which such Material Domestic Subsidiary shall become party thereto in connection therewith and (ii) the Collateral Agreement that the Material Foreign Subsidiary shall execute as an issuer in connection therewith), in each case as may reasonably be requested by the Administrative Agent, and (iv) such other documents and certificates as may be reasonably requested by the Administrative Agent.  Notwithstanding the foregoing, neither the Borrower nor any Material Domestic Subsidiary shall pledge to the Administrative Agent more than that percentage of all issued and outstanding shares of all capital stock or other ownership interests of a Material Foreign Subsidiary the granting of a security interest in which shall result in material adverse tax consequences to the Borrower or the applicable Material Domestic Subsidiary (it being acknowledged by the Borrower, the Lenders and the Administrative Agent that, as of the Closing Date, such percentage required to be pledged is sixty-five percent (65%).

SECTION 8.11                                Use of Proceeds.  Use the proceeds of the Extensions of Credit (a) to refinance the Existing Facility and (b) for working capital and general corporate requirements of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the transactions contemplated by this Agreement.

SECTION 8. 12                                Burdensome Provisions.  Neither the Borrower nor any Subsidiary thereof shall be a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which could be reasonably expected to have a Material Adverse Effect.  Except as set forth in the Existing Bond Documentation, no Subsidiary shall be a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

SECTION 8. 13                                Titles to Properties.  Each of the Borrower and its Subsidiaries shall have such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Borrower or its Subsidiaries in the ordinary course of business or as otherwise expressly permitted hereunder.

SECTION 8. 14                                Senior Debt Status.  The Obligations of the Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents shall rank at least senior in priority of payment to all Subordinated Debt of each such Person and shall be designated at all times as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Debt.

SECTION 8.15                                Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent and the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.

ARTICLE IX

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, the Borrower and its Subsidiaries on a Consolidated basis will not:

SECTION 9.1                                           Leverage Ratio.  As of any fiscal quarter end, permit the ratio of (a) Total Funded Debt on such date, to (b) EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, to be greater than  2.50 to 1.00.

SECTION 9.2                                           Consolidated Net Worth.  Permit, at any time, Consolidated Net Worth to be less than $120,000,000.

SECTION 9.3                                           Interest Coverage Ratio  As of any fiscal quarter end during the periods set forth below, permit the ratio of: (a)  EBIT for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, to (b)  Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, to be less than 2.50 to 1.00.

SECTION 9.4                                           Capital Expenditures.  During any Fiscal Year, permit Capital Expenditures to be greater than the sum of (i) one hundred fifty percent (150%) of depreciation and amortization expense (calculated in accordance with GAAP) for the prior Fiscal Year and (ii) $5,000,000.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11, the Borrower has not and will not permit any of its Subsidiaries to:

SECTION 10.1                                Limitations on Debt.  Create, incur, assume or suffer to exist any Debt except:

(a)           the Obligations (excluding any Hedging Obligations);

(b)           Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided, that any counterparty that is a Lender or the Bank of Montreal shall be deemed satisfactory to the Administrative Agent;

(c)           Debt existing on the Closing Date and not otherwise permitted under this Section 10.1, as set forth on Schedule 6.1(q), and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(d)           Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(e)           unsecured Debt of the Borrower and the Domestic Subsidiaries in an aggregate amount not to exceed $5,000,000 on any date of determination (provided that such Debt may be secured to the extent that any such Debt is created, incurred, assumed or suffered to exist in connection with Capital Leases and purchase money financing);

(f)           Debt of the Foreign Subsidiaries in an aggregate amount not to exceed $10,000,000 on any date of determination;

(g)           intercompany Debt between the Borrower and any Subsidiary of the Borrower or between any Subsidiary of the Borrower and any other Subsidiary of the Borrower; or

(h)           Debt of any Person acquired in accordance with Section 10.3(c), including any renewal, extension or refinancing, but not any increase in the aggregate principal amount, thereof (provided that such Debt was not incurred in connection with such acquisition);

provided, that no agreement or instrument with respect to Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

SECTION 10.2                                Limitations on Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(a)           Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or the Environmental Laws) not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b)           the claims of materialmen, mechanics, carriers, warehousemen, processors, landlords or other similar parties for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

(c)           Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(d)           Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, prevent the use thereof in the ordinary conduct of the Borrower’s business;

(e)           Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(f)           Liens not otherwise permitted by this Section 10.2 and in existence on the Closing Date and described on Schedule 10.2;

(g)           Liens securing Debt incurred in connection with Capital Leases and purchase money Debt (in each case to the extent that such Debt is permitted under Section 10.1(e)); provided that (A) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (B) such Liens do not at any time encumber any property other than the property financed by such Debt, (C) the amount of such Debt secured thereby is not increased and (D) the principal amount of such Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(h)           Liens on the assets of any Foreign Subsidiary securing Debt of such Foreign Subsidiary (to the extent that such Debt is permitted under Section 10.1(f));

(i)           Liens securing judgments not giving rise to an Event of Default so long as (A) such Lien is adequately bonded and (B) any appropriate legal proceeding which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(j)           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any of its Subsidiaries, including rights of offset and set-off, incurred in the ordinary course of business;

(k)           Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(l)           Liens arising from the precautionary filing of Uniform Commercial Code financing statements (or similar foreign counterparts) regarding leases; and

(m)           rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other financial institutions in the ordinary course of business.

SECTION 10.3                                Limitations on Loans, Advances, Investments and Acquisitions.  Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a)           investments (i) existing on the Closing Date in Subsidiaries, (ii) in Subsidiaries formed or acquired after the Closing Date so long as the Borrower and its Subsidiaries comply with the provisions of Section 8.10 and (iii) existing on the Closing Date in the form of loans, advances and investments described on Schedule 10.3;

(b)           investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within three hundred sixty-five (365) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (iv) time deposits maturing no more than thirty (30)  days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (v) tax-exempt municipal bonds maturing within one hundred twenty (120) days from the date of acquisition thereof, (vi) any money market or bank fund investing only in the investments set forth above or (vii) investments held in trust or escrow accounts subject to government regulation, legal settlements, collateral requirements or other similar arrangements; and

(c)           investments by the Borrower or any of its Subsidiaries in the form of acquisitions of all, substantially all or a majority of the stock or assets of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person (each, a “Permitted Acquisition”); provided that:

(i)           the Person to be acquired shall be a going concern, engaged in a business, or the assets to be acquired shall be used in a business which is similar, related or complimentary to the line of business of the Borrower and its Subsidiaries as required pursuant to Section 10.12;

(ii)           the Borrower or such Subsidiary (unless the Person to be acquired complies with Section 8.10), as applicable, shall be the surviving Person and no Change in Control shall have been effected thereby;

(iii)           with respect to any Material Acquisition, the Borrower shall have delivered written notice of such proposed acquisition to the Administrative Agent (for delivery by the Administrative Agent to the Lenders) and the Lenders, which notice shall include the proposed closing date of such proposed acquisition, not less than twenty (20) calendar days prior to such proposed closing date;

(iv)           with respect to any Material Acquisition, the Borrower shall have delivered to the Administrative Agent copies of the Permitted Acquisition Documents;

(v)           with respect to any Material Acquisition, the Borrower shall have certified on or before the closing date of such proposed acquisition, in writing and in a form reasonably acceptable to the Administrative Agent and the Lenders, that such proposed acquisition has been approved by the board of directors or equivalent governing body of the Person to be acquired;

(vi)           no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such proposed acquisition;

(vii)           the Borrower shall have complied with Section 8.10;

(viii)           with respect to any Material Acquisition, the Borrower shall have delivered to the Administrative Agent and the Lenders an Officer’s Compliance Certificate dated as of the closing date of such proposed acquisition demonstrating, in form and substance reasonably satisfactory thereto, pro forma compliance with each covenant contained in Article IX (both before and after giving effect to such proposed acquisition) (it being agreed by the Borrower, the Administrative Agent and the Lenders that such calculations shall assume that all Debt assumed or incurred in conjunction with such proposed acquisition was incurred at the beginning of the applicable calculation period and that all income and expenses associated with such proposed acquisition shall be treated as earned and included in the pro-forma calculations (both on a consolidated and consolidating basis));

(ix)           the Borrower shall have at least $10,000,000 in Liquidity both before and after giving effect to such proposed acquisition; and

(x)           the Person to be acquired is not subject to material pending litigation which could reasonably be expected to have a Material Adverse Effect;

(d)           investments by the Borrower or any of its Subsidiaries in the form of acquisitions of less than a majority of the capital stock or other ownership interests of any other Person; provided that:

(i)           the Person to be invested in shall be a going concern, engaged in a business which is similar, related or complimentary to the line of business of the Borrower and its Subsidiaries;

(ii)           the amount of the investment (regardless of the form of consideration), together with the aggregate amounts of all other investments pursuant to this Section 10.3(d), shall not exceed $10,000,000 during the term of this Agreement;

(iii)           neither the Borrower nor any Material Domestic Subsidiary or Material Foreign Subsidiary shall make any investment in which such party’s potential liability is not limited to the amount of its investment (i.e., investments as a general partner, in joint ventures, etc.);

(iv)           no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such proposed investment;

(v)           the Borrower shall have complied with Section 8.10;

(vi)           the Borrower shall have at least $10,000,000 in Liquidity both before and after giving effect to such proposed investment; and

(vii)           the Person to be invested in is not subject to material pending litigation which could reasonably be expected to have a Material Adverse Effect.

(e)           intercompany loans and advances in connection with intercompany Debt permitted under Section 10.1(g);

(f)           Hedging Agreements permitted pursuant to Section 10.1; and

(g)           purchases of assets in the ordinary course of business.

SECTION 10.4                                Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)           (i) any Wholly-Owned Domestic Subsidiary of the Borrower may merge with the Borrower or any other Wholly-Owned Domestic Subsidiary of the Borrower (provided that (1) in any merger involving the Borrower, the Borrower shall be the surviving entity and (2) in any merger involving any Subsidiary Guarantor (and not involving the Borrower), such Subsidiary Guarantor shall be the surviving entity) and (ii) any Wholly-Owned Foreign Subsidiary of the Borrower may merge with any other Wholly-Owned Foreign Subsidiary of the Borrower;

(b)           (i) any Wholly-Owned Domestic Subsidiary of the Borrower may merge into the Person such Wholly-Owned Domestic Subsidiary was formed to acquire in connection with an acquisition permitted by Section 10.3(c) (provided that, after giving effect to such acquisition, such Person shall be a Wholly-Owned Domestic Subsidiary and shall comply with the requirements set forth in Section 8.10) and (ii) any Wholly-Owned Foreign Subsidiary of the Borrower may merge into the Person such Wholly-Owned Foreign Subsidiary was formed to acquire in connection with an acquisition permitted by Section 10.3(c); and

(c)           (i) any Wholly-Owned Domestic Subsidiary of the Borrower may wind-up into the Borrower or any other Wholly-Owned Domestic Subsidiary of the Borrower and (ii) any Wholly-Owned Foreign Subsidiary of the Borrower may wind-up into any other Wholly-Owned Foreign Subsidiary of the Borrower.

SECTION 10.5                                Limitations on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

(a)           the sale of inventory in the ordinary course of business;

(b)           the sale of assets, for fair market value in the ordinary course of business, that are no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c)           the transfer of assets to the Borrower or any Wholly-Owned Subsidiary of the Borrower pursuant to Section 10.4(c);

(d)           the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e)           the disposition of any Hedging Agreement;

(f)           sales or grants of licenses in the ordinary course of business to use the patents, trade secrets, know-how and other intellectual property of the Borrower and its Subsidiaries to the extent that any such license does not prohibit the Borrower or its Subsidiaries from using any material technologies licensed unless for due consideration, or require the Borrower or its Subsidiaries to pay fees for the use of any material technology;

(g)           any distribution permitted pursuant to Section 10.6; and

(h)           sales of assets by the Borrower or any Subsidiary of the Borrower in an aggregate amount not to exceed $10,000,000 during the term of this Agreement; provided that such limitations on the sale of assets shall not include, so long as no Default or Event of Default has occurred and is continuing, any sale of assets consisting of property, plant or equipment of Borrower or any of its Subsidiaries in which the net cash proceeds of such sale are reinvested in assets consisting of property, plant or equipment (or otherwise in a manner acceptable to the Administrative Agent in its sole discretion) within two hundred seventy (270) days after receipt of such net cash proceeds.

SECTION 10.6                                Limitations on Dividends and Distributions.  Declare or pay any dividends upon any of its capital stock or any other ownership interests; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests, or make any distribution of cash, property or assets among the holders of shares of its capital stock or other ownership interests, or make any change in its capital structure; provided that:

(a)           the Borrower or any Subsidiary may pay dividends in shares of its own capital stock;

(b)           any Subsidiary may pay cash dividends to the Borrower;

(c)           the Borrower may pay cash dividends on its capital stock, purchase, redeem, retire or otherwise acquire, directly or indirectly, shares of its capital stock (including purchases of treasury stock), or make distributions of cash, property or assets among its shareholders in an aggregate amount not to exceed the lesser of (i) twelve and one-half cents ($0.125) per share in any calendar quarter, or (ii) $8,000,000 in any calendar year; and

(d)           in addition to transactions permitted under subsection (c) above, the Borrower may pay cash dividends on its capital stock, purchase, redeem, retire or otherwise acquire, directly or indirectly, shares of its capital stock (including purchases of treasury stock), or make distributions of cash, property or assets among its shareholders in an aggregate amount not to exceed, during the term of this Agreement, the sum of (i) $20,000,000 plus (ii) an amount equal to fifty percent (50%) of aggregate Net Income of the Borrower and its Subsidiaries since September 30, 2005.

SECTION 10.7                                Limitations on Exchange and Issuance of Capital Stock.  Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 10.8                                Transactions with Affiliates.  Except for transactions permitted by 10.3, 10.6 and 10.7 and those transactions existing on the Closing Date and identified on Schedule 10.8, directly or indirectly enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

SECTION 10.9                                Certain Accounting Changes; Organizational Documents.

(a)           Make any change in its accounting treatment and reporting practices except as required or permitted by GAAP; or

(b)           Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any material respect to the rights or interests of the Lenders.

SECTION 10.10                                Amendments; Payments and Prepayments of Subordinated Debt.  Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt, or cancel or forgive, make any elective, voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

SECTION 10.11                                Restrictive Agreements.

(a)           Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

(b)           Except as provided in the Existing Bond Documentation, enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends to the Borrower.

SECTION 10.12                                Nature of Business.  Alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries taken as a whole as of the Closing Date (except as otherwise permitted by the terms of this Agreement).

SECTION 10.13                                Impairment of Security Interests.  Take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the capital stock or other ownership interests of the Material Foreign Subsidiaries pledged pursuant to the Collateral Agreement or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the capital stock or other ownership interest of the Material Foreign Subsidiaries pledged pursuant to the Collateral Agreement, except for asset sales permitted under Section 10.5.

SECTION 10.14                                Subsidiaries.  Allow the Subsidiaries of the Borrower that are not “Material Domestic Subsidiaries” (including without limitation, Subsidiaries designated as Material Domestic Subsidiaries pursuant to subsection (c) of the definition of Material Domestic Subsidiary) or “Material Foreign Subsidiaries” (including without limitation, Subsidiaries designated as Material Foreign Subsidiaries pursuant to subsection (c) of the definition of Material Foreign Subsidiary) to have total net assets equal to or greater than ten percent (10%) of total net assets of the Borrower and its Subsidiaries at any time.

ARTICLE XI

DEFAULT AND REMEDIES

SECTION 11.1                                Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)           Default in Payment of Principal of Loans and Reimbursement Obligations.  The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)           Other Payment Default.  The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of (i) interest on any Loan, Note or Reimbursement Obligation, and such default shall continue unremedied for five (5) Business Days or (ii) any other Obligation, and such default shall continue unremedied for ten (10) Business Days.

(c)           Misrepresentation.  Any representation or warranty made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any other Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

(d)           Default in Performance of Certain Covenants.  The Borrower or any of its Subsidiaries shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2 or 7.4(b)(i) or Articles IX or X of this Agreement, and the Borrower’s failure to perform or observe any covenant or agreement in Section 7.1 or 7.2 shall continue unremedied for ten (10) Business Days (during which time the Applicable Margin shall be based on Pricing Level I).

(e)           Default in Performance of Other Covenants and Conditions.  The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f)           Hedging Agreement.  The Borrower shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement with respect to any Debt or other obligation in a principal amount in excess of $3,000,000 and such default causes the termination of such Hedging Agreement or permits any counterparty to such Hedging Agreement to terminate any such Hedging Agreement.

(g)           Debt Cross-Default.  The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $3,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $3,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

(h)           Change in Control.  (i) The sale, lease or transfer of all or substantially all of the Borrower’s assets to any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), (ii) the liquidation or dissolution of the Borrower, (iii) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the common stock or thirty-five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or (iv) during any period of twelve (12) consecutive calendar months, individuals who, at the beginning of such period, constituted the Borrower’s board of directors (together with any new directors whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s stockholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason, other than death or disability, to constitute a majority of the directors then in office (any such event, a “Change in Control”).

(i)           Voluntary Bankruptcy Proceeding.  The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any Material Domestic Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Material Domestic Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k)           Failure of Agreements.  This Agreement or any other Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or the satisfaction in full of all of the Obligations, ceases to be in full force and effect; or the Borrower, any Subsidiary Guarantor or any other Affiliate contests in any manner the validity or enforceability of this Agreement or any other Loan Document; or the Borrower or any Subsidiary Guarantor denies that it has any or further liability or obligation under this Agreement or any other Loan Document, or purports to revoke, terminate or rescind this Agreement or any other Loan Document.

(l)           Termination Event.  The occurrence of any of the following events:  (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000.

(m)           Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $5,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of sixty (60) days.

(n)           Environmental.  Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries; the Borrower and its Subsidiaries would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 11.2                                Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)           Acceleration; Termination of Facilities.  Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)           Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to, and the Borrower shall, deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c)           Rights of Collection.  Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 11.3                                Rights and Remedies Cumulative; Non-Waiver; etc.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 11.4.                                Judgment Currency.  The obligation of the Borrower to make payments of the principal of and interest on the Notes and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular Permitted Currency expressed to be payable pursuant to the applicable Loan Document.  The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate (to the Borrower) determined by the Administrative Agent to be available to it.  The obligation of the Borrower to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.

ARTICLE XII

THE ADMINISTRATIVE AGENT

SECTION 12.1                                Appointment.  Each of the Lenders hereby irrevocably designates and appoints Wachovia as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Wachovia as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent.  Any reference to the Administrative Agent in this Article XII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

SECTION 12.2                                Delegation of Duties.  The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

SECTION 12.3                                Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

SECTION 12.4                                Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Documents, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

SECTION 12.5                                Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

SECTION 12.6                                Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

SECTION 12.7                                Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s bad faith, gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

SECTION 12.8                                The Administrative Agent in Its Individual Capacity.  The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 12.9                                Resignation of the Administrative Agent; Successor Administrative Agent.  Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

SECTION 12.10                                Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Administrative Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and the Lenders and their respective agents and counsel and all other amounts due the Administrative Agent and the Lenders under this Agreement, including, without limitation, Section 3.3, Section 4.3 and Section 13.2) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement (including, without limitation, Section 4.3 and Section 13.2).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1                                Notices.

(a)           Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing.  Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested.  A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)           Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:                                CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697
Attention: J. Mark Hollingsworth
Telephone No.: (972) 233-1700
Telecopy No.: (972) 448-1445

If to Wachovia as                                Wachovia Bank, National Association
Administrative Agent:                        Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
                    Attention:  Syndication Agency Services
Telephone No.:  (704) 374-2698
Telecopy No.:  (704) 383-0288

With a copy to:                                    Womble Carlyle Sandridge & Rice, PLLC
One West Fourth Street
Winston-Salem, North Carolina 27101
Attention: Christopher E. Leon
Telephone No.: (336) 721-3518
Telecopy No.: (336) 726-6932

If to any Lender:                                   To the address set forth on Schedule 1.1(a)

(c)           Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued, except for Alternative Currency Loans, to which payments due are to be made at the office of the Administrative Agent’s Correspondent.

SECTION 13.2                                Expenses; Indemnity.  The Borrower will (a) pay all reasonable out-of-pocket expenses (including, without limitation, all costs of electronic or internet distribution of any information hereunder) of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable fees and disbursements of counsel  for the Administrative Agent, (b) pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facility, including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Security Document, enforcing any Obligations of, or collecting any payments due from, the Borrower or any Subsidiary Guarantor by reason of an Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty Agreement), consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include, without limitation, the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorney’s and consultant’s fees and settlement costs, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 13.3                                Set-off.

(a)           In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.  Notwithstanding the preceding sentence, each Lender agrees to notify the Borrower and the Administrative Agent after any such set-off and application; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(b)           Any amount to be set-off pursuant to Section 13.3(a) shall be denominated in Dollars and any amount denominated in an Alternative Currency shall be in an amount equal to the Dollar Amount of such amount at the most favorable spot exchange rate (to the Borrower) determined by the Administrative Agent to be available to it; provided that if at the time of any such determination no such spot exchange rate can reasonably be determined, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, any such determination to be conclusive absent manifest error.

(c)           Each Lender and any assignee or participant of such Lender in accordance with Section 13.10 are hereby authorized by the Borrower to combine currencies, as deemed necessary by such Person, in order to effect any set-off pursuant to Section 13.3(a).

SECTION 13.4                                Governing Law.  This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in  accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

SECTION 13.5                                Jurisdiction and Venue.

(a)           Jurisdiction.  The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.  The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1.  Nothing in this Section 13.5 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

(b)           Venue.  The Borrower hereby irrevocably waives any objection it may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder or thereunder.  The Borrower irrevocably waives, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

SECTION 13.6                                Binding Arbitration; Waiver of Jury Trial.

(a)           Binding Arbitration.  Upon demand of the Borrower, the Administrative Agent or the Required Lenders, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document (“Disputes”), between or among parties hereto and to the other Loan Documents shall be resolved by binding arbitration as provided herein.  Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents.  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. All arbitration hearings shall be conducted in Charlotte, North Carolina.  The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.  All applicable statutes of limitations shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one-hundred twenty (120) days after such demand.  These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.  The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.  Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement.

(b)           Jury Trial.  THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(c)           Preservation of Certain Remedies.  Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute.  Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.  Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

SECTION 13.7                                Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral, which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 13.8                                Injunctive Relief; Punitive Damages.

(a)           The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)           The Administrative Agent, the Lenders and the Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 13.9                                Accounting Matters.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance therewith.

SECTION 13.10                                Successors and Assigns; Participations.

(a)           Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)           Assignment by Lenders.  Each Lender may, in the ordinary course of its business and in accordance with Applicable Law, sell or assign to any Lender, any Affiliate of a Lender and with the consent of the Borrower (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Administrative Agent, which consents shall not be unreasonably withheld or delayed, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that:

(i)           each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement;

(ii)           if less than all of the assigning Lender’s Commitment is to be assigned, the Commitment so assigned shall not be less than $5,000,000;

(iii)           the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance substantially in the form of Exhibit G attached hereto (an “Assignment and Acceptance”), together with (to the extent requested by any Purchasing Lender) any Note or Notes subject to such assignment;

(iv)           where consent of the Borrower to an assignment to a Purchasing Lender is required hereunder (including consent to an assignment to an Approved Fund), the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(v)           such assignment shall not, without the consent of the Borrower require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

(vi)           the assigning Lender shall pay to the Administrative Agent an assignment fee of $3,500 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate of such Lender.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof (unless otherwise agreed to by the Administrative Agent), (A) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

(c)           Rights and Duties Upon Assignment.  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Purchasing Lender thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

(d)           Register.  The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Issuance of New Notes.  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and a Purchasing Lender together with any Note or Notes (if applicable) subject to such assignment and (if applicable) the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

(i)           accept such Assignment and Acceptance;

(ii)          record the information contained therein in the Register;

(iii)         give prompt notice thereof to the Lenders and the Borrower; and

(iv)         promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Purchasing Lender (to the extent requested thereby) in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender (to the extent requested thereby) in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender.  Each surrendered Note or Notes shall be canceled and returned to the Borrower.  Notwithstanding anything in this Agreement to the contrary, any Lender which has not been issued a Note or Notes hereunder may at any time deliver a written request for a Note or Notes to the Administrative Agent and the Borrower.  Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, a Note or Notes (as applicable) to the order of such Lender in amounts equal to the Commitment of such Lender.  Upon receipt thereby, the Administrative Agent shall promptly deliver such Note or Notes to such Lender.

(f)           Participations.  Each Lender may, without notice to or the consent of the Borrower or the Administrative Agent, in the ordinary course of its commercial banking business and in accordance with Applicable Law, sell participations to one or more banks or other entities (any such bank or other entity, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:

(i)            each such participation shall be in an amount not less than $5,000,000;

(ii)           such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(iii)          such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iv)          such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

(v)           the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(vi)          such Lender shall not permit such Participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such Participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the Collateral or any Security Document; and

(vii)         any such disposition shall not, without the consent of the Borrower require the Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.13 and Section 13.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 13.10; provided that a Participant shall not be entitled to receive any greater payment under Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, and Section 4.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and such Participant shall have delivered to the Administrative Agent all United States Internal Revenue Service Forms required pursuant to Section 4.13(e).

(g)           Disclosure of Information; Confidentiality.  The Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower obtained pursuant to the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent) in accordance with their customary procedures for handling confidential information; provided, that the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Administrative Agent or any Lender may disclose any such information to the extent such disclosure is (i) required by law or requested or required pursuant to any legal process, (ii) requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including, without limitation, the National Association of Insurance Commissioners) or (iii) used in any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting any of its claims, rights, remedies or interests under or in connection with the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent).  Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the Purchasing Lender, proposed Purchasing Lender, Participant, proposed Participant, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such Purchasing Lender, proposed Purchasing Lender, Participant or proposed Participant, contractual counterparty or professional advisor shall agree to be bound by the provisions of this Section 13.10(g).

(h)           Certain Pledges or Assignments.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any other Loan Document to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender form any of its obligations hereunder or substitute such pledgee or assignee for such Lender as a party hereto.

SECTION 13.11                                Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in the Credit Agreement or any other Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall (a) increase (i) the Commitment of any Lender, (ii) the Alternative Currency Commitment or (iii) the Swingline Commitment, (b)  reduce the rate of interest or fees payable on any Loan or Reimbursement Obligation, (c) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, (d) extend the originally scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation or the time or times of payment of interest on any Loan or Reimbursement Obligation or any fee or commission with respect thereto, (e) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation, (f) release the Borrower from the Obligations (other than Hedging Obligations) hereunder, (g) release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, (h) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrower’s rights and obligations hereunder, (i) release any Collateral or any Security Documents (other than asset sales permitted pursuant to Section 10.5 and as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document), (j) amend the definition of Alternative Currency, (k) amend the provisions of this Section 13.11 or the definition of Required Lenders, or (l) extend the time of the obligation of the Lenders to make or issue or participate in Letters of Credit, in each case, without the prior written consent of each Lender.  In addition, no amendment, waiver or consent to the provisions (a) of Article XII shall be made without the written consent of the Administrative Agent, (b) of Article III shall be made without the written consent of the Issuing Lender, (c) relating to Swingline Loans or the Swingline Facility shall be made without the written consent of the Swingline Lender and (d)  relating to Alternative Currency Loans or the Alternative Currency Facility shall be made without the written consent of the Alternative Currency Lender.

SECTION 13.12                                Performance of Duties.  The Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.

SECTION 13.13                                All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 13.14                                Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.15                                Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 13.16                                Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.17                                Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 13.18                                Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated.  The Administrative Agent is hereby permitted to release all security interests in the capital stock or other ownership interests of the Material Foreign Subsidiaries pledged pursuant to the Collateral Agreement in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lender’s Commitments.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 13.19                                Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

SECTION 13.20                                No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 13.21                                Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)           In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)           The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

SECTION 13.22                                Continuity of Contract.  The parties hereto agree that the occurrence or non-occurrence of EMU, any event or events associated with EMU and/or the introduction of the euro in any additional part of the European Union (a) will not result in the discharge, cancellation, rescission or termination in whole or in part of this Agreement or any other Loan Document, (b) will not give any party the right to cancel, rescind, terminate or vary this Agreement or any other Loan Document or (c) will not give rise to an Event of Default, in each case other than as specifically provided in this Agreement.

SECTION 13.23                                Release of Collateral.  The parties hereto agree that at Closing, all of the mortgages and security interests granted to the Administrative Agent in the assets of the Borrower and its Subsidiaries pursuant the Existing Credit Agreement, other than in the Collateral, shall be released.  The Administrative Agent shall take such action and execute and deliver such documents, certificates and instruments as may be reasonably requested by Borrower to evidence the release contemplated hereby.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

  BORROWER:

[CORPORATE SEAL]             COMPX INTERNATIONAL INC., as Borrower

  By:   Darryl R. Halbert
Name:    Darryl R. Halbert
Title:      Chief Financial Officer

[Signature pages continued on the following page]

                      ADMINISTRATIVE AGENT AND LENDERS:

                      WACHOVIA BANK, NATIONAL
                      ASSOCIATION, as Administrative Agent
                      and Lender

  By:      /s/Thomas F. Snider
Name:    Thomas F. Snider
Title:      Senior Vice President

[Signature pages continued on the following page]

COMPASS BANK, as Lender

By:     /s/ Key Coker
Name:   Key Coker
Title:     Executive Vice President

[Signature pages continued on the following page]

COMERICA BANK, as Lender

By:    /s/Janet L. Wheeler
Name:   Janet L. Wheeler
Title:     Assistant Vice President

WINSTON 1636051v7

EXHIBIT A-I
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned, COMPX INTERNATIONAL INC., a corporation organized under the laws of Delaware (the “Borrower”), promises to pay to the order of ____________________ (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of _____________________ DOLLARS ($__________) or, if less, the principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the Borrower, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement.  All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Debt evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

COMPX INTERNATIONAL INC.
[CORPORATE SEAL]

By:
Name:  ___________________________
Title:    ____________________________

EXHIBIT A-2
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

$5,000,000.00                                                                    December 23, 2005

FOR VALUE RECEIVED, the undersigned, COMPX INTERNATIONAL INC., a corporation organized under the laws of Delaware (the “Borrower”), promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the Borrower, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement.  Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.3(d) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans.  All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Debt evidenced by this Swingline Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

COMPX INTERNATIONAL INC.

[CORPORATE SEAL]            By:    _______________________________
                        Name:  _____________________________
                       Title:    ______________________________

EXHIBIT A-3
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF ALTERNATIVE CURRENCY NOTE

ALTERNATIVE CURRENCY NOTE

$10,000,000.00 (or the equivalent
   thereof described below)

FOR VALUE RECEIVED, the undersigned, COMPX INTERNATIONAL INC., a corporation organized under the laws of Delaware (the “Borrower”), promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) (or the applicable Alternative Currency Amount then outstanding under this Alternative Currency Note), or, if less, the principal amount of all Alternative Currency Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the Borrower, the lenders who are or may become a party thereto, as Lenders (collectively, the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Alternative Currency Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. Alternative Currency Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Alternative Currency Note as Alternative Currency Loans.  All payments of principal and interest on this Alternative Currency Note shall be payable in the applicable Permitted Currency in immediately available funds to the account designated in the Credit Agreement.

This Alternative Currency Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Alternative Currency Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Alternative Currency Note and on which such Obligations may be declared to be immediately due and payable.

THIS ALTERNATIVE CURRENCY NOTE SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Debt evidenced by this Alternative Currency Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Alternative Currency Note.

IN WITNESS WHEREOF, the undersigned has executed this Alternative Currency Note under seal as of the day and year first above written.

COMPX INTERNATIONAL INC.
[CORPORATE SEAL]
By:

EXHIBIT B
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF BORROWING

WINSTON 1676450v4

NOTICE OF BORROWING

Dated as of:______________

Wachovia Bank, National Association,
  as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.4(a) of the Credit Agreement dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among CompX International Inc., a corporation organized under the laws of Delaware (the “Borrower”), the lenders who are or may become party thereto, as Lenders (the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.           The Borrower hereby requests that [the Lenders] [the Alternative Currency Lender] make a [Revolving Credit Loan] [Alternative Currency Loan] to the Borrower denominated in [Applicable Permitted Currency] in the aggregate principal amount of $________________.  (Complete with the name of the applicable Lender(s), the type of applicable Loan, the applicable Permitted Currency and the applicable amount in accordance with Section 2.4(a) of the Credit Agreement.)

2.           The Borrower hereby requests that such Loan be made on the following Business Day:____________________.  (Complete with a Business Day in accordance with Section 2.4(a) of the Credit Agreement).

3.           The Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)
[Base Rate or LIBOR Rate (in accordance with Section 4.1 of the Credit Agreement)]

4.           The principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the requested Loan) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5.           All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

6.           Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

WINSTON 1676450v4

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the ____ day of ______________, ____.

COMPX INTERNATIONAL INC.

By:   ___________________________
Name:   ______________________
Title:     ______________________

WINSTON 1676450v4

EXHIBIT C
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

WINSTON 1676450v4

NOTICE OF ACCOUNT DESIGNATION

Dated as of:___________

Wachovia Bank, National Association,
  as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.4(b) of the Credit Agreement dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among CompX International Inc., a corporation organized under the laws of Delaware (the “Borrower”), the lenders who are or may become party thereto, as Lenders (the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.           The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

___________________________
ABA Routing Number:________
Account Number:_____________

2.           This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3.           Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the ____ day of ________________, _____.

COMPX INTERNATIONAL INC.

By:   ________________________
Name:   ___________________
Title:    ___________________

WINSTON 1676450v4

EXHIBIT D
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:____________

Wachovia Bank, National Association,
  as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.5(c) of the Credit Agreement dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among CompX International Inc., a corporation organized under the laws of Delaware (the “Borrower”), the lenders who are or may become party thereto, as Lenders (the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.           The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans] denominated in [Applicable Permitted Currency]:____________________.  (Complete with the type of Loan, the applicable Permitted Currency and the applicable amount in accordance with Section 2.5(c) of the Credit Agreement.)

2.   The Loan to be prepaid is a [check each applicable box]

☐    Swingline Loan

☐  Revolving Credit Loan

☐    Alternative Currency Loan

3.           The Loan shall be prepaid on the following Business Day:___________________.  (Complete with a Business Day in accordance with Section 2.5(c) of the Credit Agreement.)

4.           Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the ____ day of ________________, ____.

COMPX INTERNATIONAL INC.

By:   ____________________________
Name:  _______________________
Title:     _______________________

WINSTON 1676450v4

EXHIBIT E
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

WINSTON 1676450v4

NOTICE OF CONVERSION/CONTINUATION

Dated as of:_______________

Wachovia Bank, National Association,
  as Administrative Agent
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (the “Notice”) is delivered to you pursuant to Section 4.2 of the Credit Agreement dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among CompX International Inc., a corporation organized under the laws of Delaware (the “Borrower”), the lenders who are or may become party thereto, as Lenders (the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).

1.           The Loan to which this Notice relates is [a Revolving Credit Loan] [an Alternative Currency Loan].  (Delete as applicable.)

2.           This Notice is submitted for the purpose of:  (Check one and complete applicable information in accordance with the Credit Agreement.)

         ☐   Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a)           The aggregate outstanding principal balance of such Loan is $_________________.

(b)           The principal amount of such Loan to be converted is $_________________.

(c)           The requested effective date of the conversion of such Loan is ________________.

(d)           The requested Interest Period applicable to the converted Loan is _________________.

                ☐ Converting a portion of LIBOR Rate Loan into a Base Rate Loan

(a)           The aggregate outstanding principal balance of such Loan is $_______________.

(b)           The last day of the current Interest Period for such Loan is _________________.

(c)           The principal amount of such Loan to be converted is $___________________.

(d)           The requested effective date of the conversion of such Loan is ________________.

☐ Continuing all or a portin of a LIBOR Rate Loan  as a  LIBOR Rate Loan

(a)           The aggregate outstanding principal balance of such Loan is $________________.

(b)           The applicable Permitted Currency in which such Loan is denominated is ________________.

(c)           The last day of the current Interest Period for such Loan is __________________.

(d)           The principal amount of such Loan to be continued is $____________________.

(e)           The requested effective date of the continuation of such Loan is _______________.

(f)           The requested Interest Period applicable to the continued Loan is _______________.

3.           The principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

4.           All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

5.           Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

WINSTON 1676450v4

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the ____ day of ______________, ____.

 COMPX INTERNATIONAL INC.

                   By:   ____________________________
                    Name:  _______________________
                    Title:     _______________________

WINSTON 1676450v4

EXHIBIT F
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

WINSTON 1676450v4

OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of CompX International Inc., a corporation organized under the laws of Delaware (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.           This Certificate is delivered to you pursuant to Section 7.2 of the Credit Agreement dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, the lenders who are or may become party thereto, as Lenders (the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.           I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of ____________ and for the ______________ period[s] then ended and such statements fairly present on a Consolidated basis in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3.           I have reviewed the terms of the Credit Agreement and the related Loan Documents, and have made, or caused to be made under my supervision, a review in reasonable detail of the financial condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above.  Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as of the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4.           The Borrower and its Subsidiaries are in compliance with the financial covenants contained in Article IX of the Credit Agreement as shown on the attached Schedule I and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

5.           The Applicable Margin, the Commitment Fee Rate and calculations determining such figures are set forth on the attached Schedule 2.

6.           Attached hereto as Schedule 3 are calculations setting forth the total net assets of each Subsidiary of the Borrower for the purpose of determining which Domestic Subsidiaries of the Borrower are Material Domestic Subsidiaries.

[Signature Page Follows]

WINSTON 1676450v4

WITNESS the following signature as of the ____ day of ______________, ____.

   COMPX INTERNATIONAL INC.

                   By:   ____________________________
                    Name:  :
                    Title:

WINSTON 1676450v4

Schedule 1
to
Officer’s Compliance Certificate

Financial Calculations

For the Fiscal Quarter Ending ___________

[TO BE ATTACHED HERETO]

WINSTON 1676450v4

Schedule 2
to
Officer’s Compliance Certificate

Applicable Margin and Commitment Fee Rate

For the Fiscal Quarter Ending ______________

I.           Applicable Margin (Section 4.1(c))

Leverage Ratio (See Part A of Schedule I)                                                                                                _____________

Applicable Margin                                                                                     _____________

Pricing Level	Leverage Ratio	LIBOR Rate Applicable Margin	Base Rate Applicable Margin
I	Greater than 2.00 to 1.00	1.85%	1.00%
II	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	1.60%	0.75%
III	Greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00	1.35%	0.50%
IV	Less than or equal to 1.00 to 1.00	1.10%	0.25%

II.           Commitment Fee Rate (Section 4.3(a))

Leverage Ratio (See Part A of Schedule I)                                              _____________

Commitment Fee Rate                                                                                 _____________

Pricing Level	Leverage Ratio	Commitment Fee Rate
I	Greater than 2.00 to 1.00	0.35%
II	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	0.30%
III	Greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00	0.25%
IV	Less than or equal to 1.00 to 1.00	0.20%

WINSTON 1676450v4

Schedule 3
to
Officer’s Compliance Certificate

Material Domestic Subsidiaries

For the Fiscal Quarter ending ______________

Name of Domestic Subsidiary	Total Net Assets	Percentage of Total Net Assets	Material (Yes/No)
1.
2.
3.
4.

For purposes of the foregoing determination, the total net assets of the Borrower and its Subsidiaries are $________________ (as reflected on the financial statements of the Borrower and its Subsidiaries for such fiscal quarter).

WINSTON 1676450v4

EXHIBIT G
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF ASSIGNMENT AND ACCEPTANCE

WINSTON 1676450v4

ASSIGNMENT AND ACCEPTANCE

Dated as of: _____________

Reference is made to the Credit Agreement dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among CompX International Inc., a corporation organized under the laws of Delaware (the “Borrower”), the lenders who are or may become party thereto, as Lenders (the “Lenders”) and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein which are not defined herein shall have the meanings assigned thereto in the Credit Agreement.

____________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:

1.           The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), a ____% interest in and to all of the Assignor’s interest, rights and obligations with respect to its Revolving Credit Commitment and Revolving Credit Loans (including such percentage of the outstanding Swingline Loans and L/C Obligations) and the Assignor thereby retains _____% of its interest therein.  This Assignment and Acceptance is entered pursuant to, and authorized by, Section 13.10 of the Credit Agreement.

2.           The Assignor (i) represents that, as of the date hereof, its Commitment Percentage (without giving effect to assignments thereof which have not yet become effective) under the Credit Agreement is _____%, the outstanding balances of its Revolving Credit Loans (including its Commitment Percentage of the outstanding Swingline Loans and L/C Obligations) (unreduced by any assignments thereof which have not yet become effective) under the Credit Agreement is $____________; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under the Credit Agreement or any other instrument or document furnished or executed pursuant thereto; and (iv) attaches the Revolving Credit Note delivered to it under the Credit Agreement and requests that the Borrower exchange such Revolving Credit Note for new Revolving Credit Notes payable to each of the Assignor and the Assignee as follows:

Revolving Credit Note Payable to the Order of:	Principal Amount of Note:
______________________________________	__________________________________________________
______________________________________	__________________________________________________

3.           The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor or any other Lender or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; (vii) agrees to hold all confidential information in a manner consistent with the provisions of Section 13.10(g) of the Credit Agreement; and (viii) includes herewith for the Administrative Agent the two forms required by Section 4.13(e) of the Credit Agreement (if not previously delivered).

4.           The effective date for this Assignment and Acceptance shall be as set forth in Section 1 of Schedule I hereto (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for, to the extent required by the Credit Agreement, consent by the Borrower and the Administrative Agent and acceptance and recording in the Register.

5.           Upon such consents, acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under each such agreement, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

6.           Upon such consents, acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

7.           THIS ASSIGNMENT AND ACCEPTANCE SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

8.           This Assignment and Acceptance may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

[Signature Page Follows]

WINSTON 1676450v4

WITNESS the following signatures as of the _____ day of _____________, _____.

ASSIGNOR:

By:
Name:
Title:

Commitment Percentage: _____%
Commitment: $____________

ASSIGNEE:

By:
Name:
Title:

Commitment Percentage: ______%
Commitment: $_____________

*	The Commitment Percentage and the Commitment of the Assignor and the Assignee set forth on this signature page are as of the Effective Date of this Assignment and Acceptance.

WINSTON 1676450v4

Acknowledged and Consented to on behalf of
the Borrower:1

COMPX INTERNATIONAL INC.

By:
Name:
Title:

Consented to and Accepted by:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

1           If applicable pursuant to Section 13.10.

WINSTON 1676450v4

Schedule I
to
Assignment and Acceptance

Assignment and Acceptance pursuant to the Credit Agreement dated as of December 23, 2005, as amended, restated, supplemented or otherwise modified, by and among CompX International Inc., a corporation organized under the laws of Delaware, as Borrower, the lenders party thereto, as Lenders, and Wachovia Bank, National Association, as Administrative Agent.

1. Effective Date	__________, ____
2. Assignor’s Interest Prior to Assignment
(a) Commitment Percentage	____%
(b) Outstanding balance of Revolving Credit Loans	$__________
(c) Outstanding balance of:
(i) Assignor’s Commitment Percentage of the L/C Obligations	$__________
(ii) Assignor’s Commitment Percentage of the Swingline Loans	$__________
(iii) Assignor’s Commitment Percentage of the Alternative Currency Loans	$__________
3. Assigned Interest (from Section 1) of Revolving Credit Loans	_____%
4. Assignee’s Extensions of Credit After Effective Date
(a) Total outstanding balance of Assignee’s Revolving Credit Loans (line 2(b) times line 3)	$_________
(b) Total outstanding balance of Assignee’s Commitment Percentage of the L/C Obligations (line 2(c)(i) times line 3)	$_________
(c) Total outstanding balance of Assignee’s Commitment Percentage of the Swingline Loans (line 2(c)(ii) times line 3)	$_________
(d) Total outstanding balance of Assignee’s Commitment Percentage of the Alternative Currency Loans (line 2(c)(iii) times line 3)	$_________
5. Retained Interest of Assignor after Effective Date
(a) Retained Interest (from Section 1) of Commitment Percentage	____%
(b) Outstanding balance of Assignor’s Revolving Credit Loans (line 2(b) times line 5(a))	$________
(c) Outstanding balance of Assignor’s Commitment Percentage of L/C Obligations (line 2(c)(i) times line 5(a))	$________
(d) Outstanding balance of Assignor’s Commitment Percentage of Swingline Loans (line 2(c)(ii) times line 5(a))	$________
(e) Outstanding balance of Assignor’s Commitment Percentage of Alternative Currency Loans (line 2(c)(iii) times line 5(a))	$________

6.           Payment Instructions

(a)           If payable to Assignor,
to the account of Assignor to:

__________________________________
__________________________________
ABA No.:__________________________
Account Name:______________________
Account No.:________________________
Attn:______________________________
Ref:_______________________________

(b)           If payable to Assignee, to the account
of Assignee to:

__________________________________
__________________________________
ABA No.:__________________________
Account Name:______________________
Account No.:________________________
Attn:______________________________
Ref:_______________________________

WINSTON 1676450v4

EXHIBIT H
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF SUBSIDIARY GUARANTY AGREEMENT

WINSTON 1676450v4

SUBSIDIARY GUARANTY AGREEMENT

THIS SUBSIDIARY GUARANTY AGREEMENT, dated as of December 23, 2005, is made by certain Domestic Subsidiaries of COMPX INTERNATIONAL INC., a Delaware corporation (the “Borrower”), as identified on the signature pages hereto and any Additional Guarantor (as defined below) who may become party to this Guaranty (such Subsidiaries and Additional Guarantors, collectively, the “Guarantors”), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders, and the Administrative Agent.

Statement Of Purpose

Pursuant to the Credit Agreement, the Lenders have agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein.

The Borrower and the Guarantors are part of a related corporate structure and therefore extensions of credit to the Borrower will directly benefit the Guarantors through increased working capital to the entire corporate structure.

It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty to the Administrative Agent, for the ratable benefit of itself and the Lenders.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and to induce the Administrative Agent and the Lenders to enter into and to make available extensions of credit pursuant to the Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.1                           Defined Terms. The following terms when used in this Guaranty shall have the meanings assigned to them below:

“Additional Guarantor” means each Domestic Subsidiary of the Borrower which hereafter becomes a Guarantor pursuant to Section 4.16 hereof and Section 8.10(a) of the Credit Agreement.

“Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code).

“Guaranteed Obligations” shall have the meaning set forth in Section 2.1(a) hereof.

“Guaranty” means this Subsidiary Guaranty Agreement, as amended, restated, supplemented or otherwise modified from time to time.

SECTION 1.2                           Other Definitional Provisions. Terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Guarantor, shall refer to the Collateral of such Guarantor or the relevant part thereof

ARTICLE II

UNCONDITIONAL GUARANTY

SECTION 2.1                           Terms of the Guaranty.

(a)           Guaranty of Obligations of Guarantors.  Each Guarantor hereby, jointly and severally with the other Guarantors, unconditionally guarantees to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of the Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter becomes barred by the statute of limitations, whether enforceable or unenforceable as against the Borrower, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any Lender or acquired by the Administrative Agent or any Lender through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Borrower, including all of the foregoing, being hereinafter collectively referred to as the “Guaranteed Obligations”).

(b)           Notwithstanding anything to the contrary contained in subsection (a) above, it is the intention of each Guarantor, the Administrative Agent and the Lenders that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to such Guarantor or its assets, the amount of such Guarantor’s obligations under this Guaranty shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of law after giving effect to subsection (c) below.  To that end, but only in the event and to the extent that after giving effect to subsection (c) below such Guarantor’s obligations under this Guaranty or any payment made pursuant hereto would, but for the operation of the first sentence of this subsection (b), be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to subsection (c) below, the amount of such Guarantor’s obligations under this Guaranty shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor’s obligations unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made exceeds the limitation of the first sentence of this subsection (b) and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the obligations of Guarantor hereunder, as limited by the first sentence of this subsection (b), shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this subsection (b) is intended solely to preserve the rights of the Administrative Agent hereunder against such Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Guarantor, the Borrower, any of its Subsidiaries, any other guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

(c)           To the extent each Guarantor is required, by reason of its obligations hereunder, to pay to the Administrative Agent or any Lender an amount greater than the amount of value (as determined in accordance with Applicable Insolvency Laws) actually made available to or for the benefit of such Guarantor on account of the Credit Agreement, this Guaranty or any other Loan Document, such Guarantor shall have an enforceable right of contribution against the Borrower and Guarantors.  Subject only to the subordination provided in the following subsection (d), such Guarantor shall be subrogated to any and all rights of the Administrative Agent and the Lenders against the other Guarantors to the extent of such excess payment.

(d)           Notwithstanding any payment or payments by each Guarantor hereunder, or any set-off or application of funds of such Guarantor by the Administrative Agent or any Lender, or the receipt of any amounts by the Administrative Agent or any Lender with respect to any of the obligations of such Guarantor hereunder, such Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the other Guarantors or any other guarantors or against any collateral security held by or for the benefit of the Administrative Agent or any Lender for the payment of the Obligations nor shall such Guarantor seek any reimbursement from any of the other Guarantors in respect of payments made by such Guarantor in connection with such obligations of such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders on account of the Obligations are paid in full and the Aggregate Commitment is terminated. If any amount shall be paid to such Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, segregated from all other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

(e)           This Guaranty is an absolute, unconditional, continuing and unlimited guaranty of the full and punctual payment and performance by the Borrower of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or the Lenders first attempt to collect any of the Guaranteed Obligations from the Borrower, any other Guarantor, or any other person, or resort to any security for the Guaranteed Obligations or this Guaranty or to other means of obtaining payment of any of the Guaranteed Obligations which the Administrative Agent now has or may acquire after the date hereof, or upon any other contingency whatsoever, and the Administrative Agent may proceed hereunder against any Guarantor in the first instance to collect the Guaranteed Obligations when due, without first proceeding against the Borrower or any other Person and without first resorting to any security or other means of obtaining payment.  The obligations of each Guarantor hereunder are irrevocable, absolute and unconditional, irrespective of genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any security given therefor or in connection therewith or any other circumstance (except payment to, or express, written waiver, release or consent by, the Administrative Agent or the Lenders pursuant to the terms of the Credit Agreement) which might otherwise constitute a legal or equitable discharge of a surety or guarantor.  The liability of each Guarantor hereunder shall in no way be affected or impaired by any acceptance by the Administrative Agent or any Lender of any direct or indirect security for, or other guaranties of, the Guaranteed Obligations or any other indebtedness, liability or obligations of the Borrower, any Guarantor or other Person to the Administrative Agent or any Lender or by any failure, delay, neglect or omission of the Administrative Agent or any Lender to realize upon or protect any Guaranteed Obligations or any such other indebtedness, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor, or by any approval, consent, waiver or other action taken or omitted to be taken by the Administrative Agent or any Lender.

(f)           Each Guarantor hereby agrees and acknowledges that its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, the Lenders or the Borrower whether now existing or which may arise in the future (except for those certain rights and defenses available at law and pursuant to the terms of this Guaranty, the Credit Agreement and the other Loan Documents; provided, that the availability of such rights and defenses shall be subject to any covenants, agreements, acknowledgement or waivers to the contrary which may be set forth in this Guaranty, the Credit Agreement or any other Loan Document).

(g)           Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings between the Borrower and the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

SECTION 2.3                           Waivers.  To the extent permitted by law, each Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

(a)           rights it may now or in the future have under any statute (including, without limitation, North Carolina General Statutes Section 26-7, et seq. or similar law), or at law or in equity, or otherwise, to compel the Administrative Agent or any Lender to proceed in respect of the Guaranteed Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;

(b)           any defense based upon the failure of the Administrative Agent or any Lender to commence an action in respect of the Guaranteed Obligations against the Borrower, such Guarantor, any other guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

(c)           any right to insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or the Lenders of, this Guaranty;

(d)           any right of diligence, presentment, demand, protest and notice (except as specifically required herein) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the extent permitted by law, the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty; and

(e)           any and all right to notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon, or acceptance of, this Guaranty.

Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any Lender which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing.  The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement and the other Loan Documents and, but for this Guaranty and such waivers, the Administrative Agent and the Lenders would decline to enter into the Credit Agreement and the other Loan Documents.

SECTION 2.4                           Modification of Loan Documents etc.  Neither the Administrative Agent nor any Lender shall incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Guaranty or any of the obligations of any Guarantor under this Guaranty:

(a)           any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

(b)           any action under or in respect of the Credit Agreement or the other Loan Documents in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or the waiver of or refrain from exercising any such remedies, powers or privileges;

(c)           any amendment or modification, in any manner whatsoever, of the Credit Agreement or the other Loan Documents;

(d)           any extension or waiver of the time for performance by the Borrower, any Guarantor or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Credit Agreement or any other Loan Document, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)           any taking and holding security or collateral for the payment of the Guaranteed Obligations or any sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or any Lender have been granted a Lien, to secure any Debt of the Borrower, any Guarantor or any other Person to the Administrative Agent or the Lenders;

(f)           any release of anyone who may be liable in any manner for the payment of any amounts owed by the Borrower, any Guarantor or any other Person to the Administrative Agent or any Lender;

(g)           any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the Borrower, any Guarantor or any other Person are subordinated to the claims of the Administrative Agent or any Lender; or

(h)           any application of any sums by whomever paid or however realized to any amounts owing by the Borrower, any Guarantor or any other Person to the Administrative Agent or any Lender on account of the Guaranteed Obligations in such manner as the Administrative Agent or any Lender shall determine in its reasonable discretion.

SECTION 2.5                           Demand by the Administrative Agent.  In addition to the terms set forth in this Article II, and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations under the Credit Agreement are declared to be immediately due and payable upon the occurrence of an Event of Default, then the Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations then declared due and payable.  Notwithstanding the foregoing, each Guarantor agrees that, in the event of the dissolution or insolvency of the Borrower or any Guarantor, or the inability or failure of the Borrower or any Guarantor to pay debts as they become due, or an assignment by the Borrower or any Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of the Borrower or any Guarantor under bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Guaranteed Obligations may not then be due and  payable, each Guarantor will pay to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, endorsees, transferees and assigns, forthwith the full amount which would be payable hereunder by each Guarantor if all such Guaranteed Obligations were then due and payable.

SECTION 2.6                           Remedies.  Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantors their respective obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement and the other Loan Documents or otherwise.

SECTION 2.7                           Benefits of Guaranty.  The provisions of this Guaranty are for the benefit of the Administrative Agent and the Lenders and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, the Administrative Agent and the Lenders, the obligations of the Borrower under the Credit Agreement and the other Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Administrative Agent or any Lender to any Person or Persons as permitted under the Credit Agreement, any reference to an “Administrative Agent”, or “Lender” herein shall be deemed to refer equally to such Person or Persons.

SECTION 2.8                           Termination; Reinstatement.

(a)           Subject to subsection (c) below, this Guaranty shall remain in full force and effect until all of the Guaranteed Obligations and all the obligations of the Guarantors have been paid in full and the Commitments terminated.

(b)           No payment made by the Borrower, any Guarantor or any other Person received or collected by the Administrative Agent or any Lender from the Borrower, any Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the obligations of the Guarantors or any payment received or collected from such Guarantor in respect of the obligations of the Guarantors), remain liable for the obligations of the Guarantors up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations and all the obligations of the Guarantors shall have been paid in full and the Commitments terminated.

(c)           Each Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Guaranteed Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid or the proceeds of any collateral are required to be refunded by the Administrative Agent or any Lender to the Borrower, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any applicable law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder (and any Lien or collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any Lien or collateral securing such obligation).

SECTION 2.9                           Payments.  Payments by the Guarantors shall be made to the Administrative Agent, to be credited and applied upon the Guaranteed Obligations, in immediately available funds in the Permitted Currency in which the relevant Guaranteed Obligations are denominated to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1                           Representations and Warranties.  To induce the Lenders to make any Extensions of Credit, each Guarantor hereby represents and warrants that:

(a)           such Guarantor has the corporate, limited liability company or other organizational right, power and authority to execute, deliver and perform this Guaranty and has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance of this Guaranty;

(b)           this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies;

(c)           the execution, delivery and performance of this Guaranty by such Guarantor will not violate any Applicable Law relating to such Guarantor or contractual obligation of such Guarantor and will not result in the creation or imposition of any Lien (other than a Permitted Lien) upon or with respect to any property or revenues now owned or hereafter acquired by such Guarantor;

(d)           no consent or authorization of, filing with, or other act by or in respect of, any arbitrator, Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

(e)           no actions, suits or proceedings before any arbitrator or Governmental Authority are pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of its properties with respect to this Guaranty or any of the transactions contemplated hereby;

(f)           such Guarantor has title to the real property owned by it and a valid leasehold interest in the real property leased by it, and has good and marketable title to all of its personal property sufficient to carry on its business free and clear of all Liens of any type whatsoever, except for Permitted Liens;

(g)           as of the Closing Date (or such later date upon which such Guarantor became a party hereto), such Guarantor is Solvent; and

(h)           such Guarantor shall comply with the provisions of Articles VIII and X of the Credit Agreement as if a party thereto.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1                           Enforcement Expenses; Indemnification.

(a)           Each Guarantor agrees to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with enforcing or preserving any rights under this Guaranty and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender.  All such costs and expenses shall be additional Guaranteed Obligations hereunder.

(b)           Each Guarantor agrees to pay, and to save the Administrative Agent and each Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Guaranty.

(c)           Each Guarantor agrees to pay, and to save the Administrative Agent and each Lender harmless from any and all liabilities, obligations, losses, damages, penalties, costs and expenses in connection with actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty to the extent that the Borrower would be required to do so pursuant to Section 13.2 of the Credit Agreement.

(d)           The agreements in this Section 4.1 shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

SECTION 4.2                           Notices.  All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 13.1 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors at the address of the Company set forth in Section 13.1 of the Credit Agreement.

SECTION 4.3                           Successors and Assigns.  This Guaranty is for the benefit of the Administrative Agent and the Lenders and their permitted successors and assigns.  This Guaranty shall be binding on each Guarantor and its successors and assigns; provided that no Guarantor may assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders.

SECTION 4.4                           Amendments, Waivers and Consents.  No term, covenant, agreement or condition of this Guaranty may be amended or waived, nor may any consent be given, except in the manner set forth in Section 13.11 of the Credit Agreement.

SECTION 4.5                           No Waiver by Course of Conduct; Cumulative Remedies.  Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 4.4), be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 4.6                           Set-Off.  Each Guarantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time pursuant to Section 13.3 of the Credit Agreement, without prior notice to such Guarantor or any other Guarantor, any such prior notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  The Administrative Agent and each Lender shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 4.6 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

SECTION 4.7                           Integration.  This Guaranty and the other Loan Documents represent the agreement of the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 4.8                           Acknowledgements.  Each Guarantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

SECTION 4.9                           Powers Coupled with an Interest.  All powers of attorney and other authorizations herein contained shall be deemed coupled with an interest and irrevocable so long as the Guaranteed Obligation remains unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Agreement has not been terminated.

SECTION 4.10                           Governing Law.  This Guaranty shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

SECTION 4.11                           Jurisdiction and Venue.

(a)           Jurisdiction. The Guarantors hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Guaranty and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.  The Guarantors hereby irrevocably consent to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Guaranty or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1 of the Credit Agreement. Nothing in this Section 4.11 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Guarantor or its properties in the courts of any other jurisdictions.

(b)           Venue.  The Guarantors hereby irrevocably waive any objection they may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Guaranty or the rights and obligations of the parties hereunder or thereunder.  The Guarantors irrevocably waive, in connection with such action, claim or proceeding, any plea or claim that the action, claim or other proceeding has been brought in an inconvenient forum.

SECTION 4.12                           Binding Arbitration; Waiver of Jury Trial.

(a)           Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Guaranty (“Disputes”), between or among the parties hereto shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from this Guaranty, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with this Guaranty.  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act.  All arbitration hearings shall be conducted in Charlotte, North Carolina.  The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.  All applicable statutes of limitations shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one-hundred twenty (120) days after such demand.  These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.  The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.

(b)           Jury Trial.  THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH GUARANTOR HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(c)           Preservation of Certain Remedies.  Notwithstanding the preceding binding arbitration provisions, the parties hereto preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in this Guaranty or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

SECTION 4.13                           Severability.  If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible; and (b) the invalidity or unenforceability of any provisions hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

SECTION 4.14                           Headings. The various headings of this Guaranty are inserted for convenience only and shall not affect the meaning or interpretation of this Guaranty or any provisions hereof.

SECTION 4.15                           Counterparts.  This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 4.16                           Additional Guarantors.  Each Domestic Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 8.10 of the Credit Agreement shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Domestic Subsidiary of a supplement in form and substance satisfactory to the Administrative Agent.

SECTION 4.17                           Releases.  At such time as the Guaranteed Obligations shall have been paid in full and the Commitments and the Credit Agreement have been terminated, this Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.

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WINSTON 1676450v4

IN WITNESS WHEREOF, each of the Guarantors has executed and delivered this Guaranty as of the date first above written.

GUARANTORS:

[CORPORATE SEAL]                                                                COMPX SECURITY PRODUCTS, INC.

By:
Name:
Title:

[CORPORATE SEAL]                                                                COMPX PRECISION SLIDES, INC.

By:
Name:
Title:

[CORPORATE SEAL]                                                                COMPX MARINE INC.

By:
Name:
Title:

[CORPORATE SEAL]                                                                CUSTOM MARINE ACQUISITION INC.

By:
Name:
Title:

WINSTON 1676450v4

EXHIBIT I
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF COLLATERAL AGREEMENT

WINSTON 1676450v4

COLLATERAL AGREEMENT

dated as of December 23, 2005

by and among

COMPX INTERNATIONAL INC.,
and certain of its Subsidiaries
as Grantors,

in favor of

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WINSTON 1676450v4

WINSTON 1762934v1

SCHEDULES:

Schedule 3.6	Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Mailing Address; Chief Executive Office and other Locations; Locations of Collateral
Schedule 3.7	Listing of Collateral

WINSTON 1762934v1

COLLATERAL AGREEMENT

THIS COLLATERAL AGREEMENT (this “Agreement”), dated as of December 23, 2005, by and among COMPX INTERNATIONAL INC., a Delaware corporation (the “Borrower”), certain of its Subsidiaries as identified on the signature pages hereto and any Additional Grantor (as defined below) who may become party to this Agreement (such Subsidiaries and Additional Grantors, collectively, with the Borrower, the “Grantors”), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of December 23, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders, and the Administrative Agent.

STATEMENT OF PURPOSE

Pursuant to the Credit Agreement, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.

Pursuant to the terms of the Subsidiary Guaranty Agreement, certain Material Domestic Subsidiaries of the Borrower have guaranteed the payment and performance of the Obligations of the Borrower.

It is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Collateral Agreement to the Administrative Agent, for the ratable benefit of itself and the Lenders.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of itself and the Lenders, as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.1.                           Terms Defined in the Uniform Commercial Code.

(a)           The following terms when used in this Agreement shall have the meanings assigned to them in the UCC (as defined in Section 1.2 below) as in effect from time to time: “Certificated Security”, “Issuer” and “Proceeds”.

(b)           Terms defined in the UCC and not otherwise defined herein or in the Credit Agreement shall have the meaning assigned in the UCC as in effect from time to time.

SECTION 1.2.                           Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Additional Grantor” means each Domestic Subsidiary of the Borrower which hereafter becomes a Grantor pursuant to Section 7.14 hereof and Section 8.10 of the Credit Agreement.

“Agreement” means this Collateral Agreement, as further amended, restated, supplemented or otherwise modified from time to time.

“Applicable Percentage” means such percentage of a Material Foreign Subsidiary’s Stock or Partnership/LLC Interests, the granting of a security interest in shall not result in material adverse tax consequences to the Borrower or the applicable Grantor (it being acknowledged by the Grantors, the Lenders and the Administrative Agent that, as of the Closing Date, such percentage shall be sixty-five percent (65%)).

“Collateral” means the Stock Collateral and the Partnership/LLC Collateral.

“Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control.”

“Effective Endorsement and Assignment” means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer reasonably requested by the Administrative Agent with respect to the Security Interest granted in such Collateral, and in each case, in form and substance satisfactory to the Administrative Agent.

“Grantors” has the meaning set forth in the Preamble of this Agreement.

“Material Foreign Subsidiary” shall have the meaning assigned thereto in the Credit Agreement.

“Obligations” means with respect to the Borrower, the meaning assigned thereto in the Credit Agreement and with respect to each Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty Agreement executed by such Subsidiary Guarantor.

“Partnership/LLC Collateral” means the Applicable Percentage of the Partnership/LLC Interests of the Grantors in any Material Foreign Subsidiary and all Proceeds therefrom.

“Partnership/LLC Interests” means, with respect to any Grantor, the entire partnership interest, membership interest or limited liability company interest, as applicable, of such Grantor in each Material Foreign Subsidiary, including, without limitation, such Grantor’s capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such Material Foreign Subsidiary, such Grantor’s interest in all distributions made or to be made by any such Material Foreign Subsidiary to such Grantor and all of the other economic rights, titles and interests of such Grantor as a partner or member, as applicable, of any such Material Foreign Subsidiary, whether set forth in the partnership agreement or membership agreement, as applicable, of such Material Foreign Subsidiary, by separate agreement or otherwise.

“Permitted Liens” shall mean those Liens on the assets of the Grantors which are permitted pursuant to Section 10.2 of the Credit Agreement.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Interests” means the security interests granted pursuant to Article II, as well as all other security interests created or assigned as additional security for the Obligations pursuant to the provisions of the Credit Agreement.

“Stock” means, with respect to any Grantor, all shares of capital stock of each Material Foreign Subsidiary owned by such Grantor, together with all stock certificates, options or rights of any nature whatsoever that may be issued or granted by such Material Foreign Subsidiary to such Grantor while this Agreement is in effect.

“Stock Collateral” means the Applicable Percentage of the Stock and all Proceeds therefrom.

“Subsidiary Guarantors” means the collective reference to each Person executing the Subsidiary Guaranty Agreement.

“Subsidiary Guaranty Agreement” shall have the meaning assigned thereto in the Credit Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of North Carolina, as amended or modified from time to time.

SECTION 1.3.                           Other Definitional Provisions.  Terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement.  The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.  To the extent that there exists a direct conflict between the provisions of this Agreement and the provisions of the Credit Agreement (other than with respect to any provision of this Agreement relating to the grant, pledge and assignment of the Security Interest in the Collateral or the exercise of remedies with respect thereto), the Credit Agreement shall govern.

ARTICLE II

GRANT OF SECURITY INTEREST

Each Grantor hereby grants, pledges and collaterally assigns to the Administrative Agent, for the ratable benefit of itself and the Lenders, a security interest in all of such Grantor’s right, title and interest in the Collateral now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located, including all Proceeds therein, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

SECTION 3.1.                           Existence.  Each Grantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the requisite power and authority to own, lease or operate its properties and to carry on its business, and is duly qualified and authorized to do business in each jurisdiction in which its business requires such qualification and authorization other than in any such jurisdiction where failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.2.                           Authorization of Agreement; No Conflict.  Each Grantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by the duly authorized officers of each Grantor and this Agreement constitutes the legal, valid and binding obligation of the Grantors enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.  The execution, delivery and performance by the Grantors of this Agreement will not, by the passage of time, the giving of notice or otherwise, violate any material provision of any Applicable Law and will not result in the creation or imposition of any Lien on the Collateral, other than the Security Interests and Permitted Liens.

SECTION 3.3.                           Consents.  No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability against any Grantor or any Material Foreign Subsidiary of this Agreement, except (a) as may be required by laws (i) affecting the offering and sale of securities generally and (ii) under foreign jurisdictions with respect to the perfection of the Security Interest in any Collateral, (b) filings under the UCC, or (c) where the failure to obtain such consent could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4.                           Perfected Liens.  The Security Interests granted pursuant to this Agreement (a) constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of any Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens.

SECTION 3.5.                           Title, No Other Liens.  Except for the Security Interests and Permitted Liens, each Grantor owns each item of the Collateral to which it has title free and clear of any and all Liens or claims.  No financing statement under the UCC of any state which names a Grantor as debtor or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as no longer represent an enforceable security interest or have been filed in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, pursuant to this Agreement or in connection with Permitted Liens.  No Collateral is in the possession or Control of any Person asserting any claim thereto or security interest therein, except that the Administrative Agent or its designee may have possession or Control of Collateral as contemplated hereby.

SECTION 3.6.                           Exact Legal Name, State of Organization; Other Information.

(a)           The exact legal name of each Grantor as it appears in its Articles of Incorporation, Articles of Organization or other organizational document is as set forth on Schedule 3.6.  Each Grantor was organized and remains organized under the laws of the state identified on Schedule 3.6 under such Grantor’s name.  The taxpayer identification number of each Grantor is set forth on Schedule 3.6 under such Grantor’s name.  Except as disclosed on Schedule 3.6 under such Grantor’s name, no Grantor has, during the past five (5) years, changed its identity or organizational structure.

(b)           The mailing address, chief place of business, chief executive office and office where each Grantor keeps its books and records relating to the Collateral in which it has any interest is located at the locations specified on Schedule 3.6 under such Grantor’s name.

SECTION 3.7.                           Listing of Collateral.

(a)           As of the date hereof, all Collateral owned by any Grantor is listed on Schedule 3.7.

(b)           All Collateral issued by any Material Foreign Subsidiary to any Grantor (i) have been duly and validly issued and, if applicable, are fully paid and nonassessable, and (ii) are owned of record and beneficially by such Grantor.

ARTICLE IV

COVENANTS

Until the Obligations shall have been paid in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 7.1, each Grantor covenants and agrees that:

SECTION 4.1.                           Maintenance of Perfected Security Interest; Further Information.  Each Grantor shall take all actions necessary, or otherwise reasonably requested by the Administrative Agent, to enable the Administrative Agent to maintain the Security Interest created by this Agreement as a perfected Security Interest having at least the priority described in Section 3.4 and shall defend such Security Interest against the claims and demands of all Persons whomsoever (other than claims of priority in favor of any Person actually holding a Permitted Lien which is prior to such Security Interest).

SECTION 4.2.                           Changes in Locations: Changes in Name or Structure.  No Grantor will, except upon thirty (30) days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all additional financing statements (executed, if necessary, for any particular filing jurisdiction) and other instruments and documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the Security Interests and (b) if applicable, a written supplement to the Schedules of this Agreement:

(i)           permit any Collateral to be held by or at any Person (including by or at the Borrower or its Subsidiaries), other than Certificated Securities delivered to the Administrative Agent pursuant to Section 4.4;

(ii)           change its jurisdiction of organization or the location of its chief executive office from that identified on Schedule 3.6; or

(iii)           change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.

SECTION 4.3.                           Required Notifications.  Each Grantor shall promptly notify the Administrative Agent, in writing, of:  (a) any Lien (other than the Security Interests or Permitted Liens) on any of the Collateral which would adversely affect in a material manner the ability of the Administrative Agent to exercise any of its remedies hereunder, (b) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the Security Interests, and (c) the acquisition or ownership by such Grantor of any Collateral after the date hereof.

SECTION 4.4.                           Delivery Covenants.  Each Grantor will (i) deliver and pledge to the Administrative Agent, for the ratable benefit of itself and the Lenders, (a) all Certificated Securities, and (b) all Partnership/LLC Interests evidenced by a certificate,  in each case representing Collateral and owned or held by such Grantor, together with an Effective Endorsement and Assignment, and (ii) cause each Material Foreign Subsidiary that it has pledged Collateral in under the terms of this Agreement, to execute a counterpart signature page hereto as an Issuer.

SECTION 4.5.                           Filing Covenants.  Pursuant to Section 9-509 of the UCC and any other Applicable Law, each Grantor authorizes the Administrative Agent to file or record financing statements (including continuation statements) and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the Security Interests of the Administrative Agent under this Agreement.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein.  Further, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.  Each Grantor hereby authorizes, ratifies and confirms all financing statements and other filing or recording documents or instruments filed by Administrative Agent with respect to the Collateral prior to the date of this Agreement.

SECTION 4.6.                           Limitations.

(a)           Without the prior written consent of the Administrative Agent, no Grantor will (i) vote to enable, or take any other action to permit, any Material Foreign Subsidiary to issue any Collateral, except for such additional Collateral that will be subject to the Security Interest granted herein in favor of the Administrative Agent, or (ii) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any Collateral or Proceeds thereof.  The Grantors will defend the right, title and interest of the Administrative Agent in and to any Collateral against the claims and demands of all Persons whomsoever.

(b)           If any Grantor shall become entitled to receive or shall receive (i) any Certificated Securities (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the ownership interests of any Material Foreign Subsidiary, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Collateral, or otherwise in respect thereof, or (ii) any sums paid upon or in respect of any Collateral upon the liquidation or dissolution of any Material Foreign Subsidiary, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders, segregated from all other funds of such Grantor, and promptly deliver the same to the Administrative Agent in accordance with the terms hereof.

SECTION 4.7.                           Further Assurances.  Upon the request of the Administrative Agent and at the sole expense of the Grantors, each Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) a foreign pledge agreement, in form and substance satisfactory to the Administrative Agent, duly executed by the applicable Grantor granting a security interest to the Administrative Agent in the applicable Collateral (including, without limitation, an opinion of counsel with respect thereto), and (ii) all applications, certificates, instruments, registration statements, and all other documents and papers the Administrative Agent may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Agreement.

ARTICLE V

REMEDIAL PROVISIONS

SECTION 5.1.                           General Remedies.  If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to the Administrative Agent and/or the Lenders in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other Applicable Law.  Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Administrative Agent may disclaim any warranties of title, possession and quiet enjoyment.  The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  To the extent permitted by Applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder except to the extent any such claims, damages, or demands result solely from the gross negligence or willful misconduct of the Administrative Agent or any Lender, in each case against whom such claim is asserted.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

SECTION 5.2.                           Specific Remedies.

(a)           Upon the occurrence and during the continuance of an Event of Default:

(i)           the Administrative Agent shall have the right to receive any and all cash dividends, payments or distributions made in respect of any Collateral or other Proceeds paid in respect of any Collateral, and, immediately upon the request of the Administrative Agent, any or all of any Collateral shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Collateral at any meeting of shareholders, partners or members of the relevant Material Foreign Subsidiary and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Collateral, as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or company structure of any Material Foreign Subsidiary or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Collateral, and in connection therewith, the right to deposit and deliver any and all of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it; but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and the Administrative Agent and the Lenders shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Grantor hereby authorizes and instructs each Material Foreign Subsidiary with respect to any Collateral to (1) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Material Foreign Subsidiary shall be fully protected in so complying, and (2) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Collateral directly to the Administrative Agent; and

(ii)           the Administrative Agent shall be entitled to (but shall not be required to):  (A) do all acts which the Administrative Agent may deem necessary or proper to protect its Security Interest granted hereunder, provided such acts are not inconsistent with or in violation of the terms of any of the Credit Agreement, of the other Loan Documents or Applicable Law, and (B) sell, assign or otherwise transfer any Collateral in accordance with the Credit Agreement, the other Loan Documents and Applicable Law;

(b)           Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 5.2(a), each Grantor shall be permitted to receive all cash dividends, payments or other distributions made in respect of any Collateral, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and other corporate, company and partnership rights with respect to any Collateral; provided that, no vote shall be cast or other corporate, company and partnership right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would result in a Default or Event of Default under any provision of the Credit Agreement, this Agreement or any other Loan Document.

SECTION 5.3.                           Application of Proceeds.  At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of the Collateral or any Proceeds of the Collateral in payment in whole or in part of the Obligations (after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements) in accordance with Section 4.5 of the Credit Agreement.  Any balance of such Proceeds remaining thereafter shall be paid over to the Borrower, on behalf of the Grantors, or to whomsoever (if such Person is not a Grantor) may be lawfully entitled to receive the same.  Only after (1) the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-610 and Section 9-615 of the UCC and (2) the payment in full of the Obligations and the termination of the Commitments, shall the Administrative Agent account for the surplus, if any, to any Grantor, or to whomever may be lawfully entitled to receive the same (if such Person is not a Grantor).

SECTION 5.4.                           Waiver, Deficiency.  Except to the extent prohibited under Applicable Law (including Section 9-602 of the UCC), each Grantor waives and agrees not to assert any rights or privileges which it may acquire under Sections 9-210, 9-607, 9-608, 9-610, 9-615, 9-620, 9-621, 9-623, 9-624, 9-625 or 9-627 of the UCC.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

ARTICLE VI

THE ADMINISTRATIVE AGENT

SECTION 6.1.                           Administrative Agent’s Appointment as Attorney-In-Fact.

(a)           Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, following the occurrence and during the continuance of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following upon the occurrence and continuation of an Event of Default:

(i)           in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due with respect to any Collateral whenever payable;

(ii)           pay or discharge taxes and Liens levied or placed on or against the Collateral;

(iii)           execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iv)           (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and endorse any assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (G) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)           If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 6.1(a).

(c)           The expenses of the Administrative Agent incurred in connection with actions taken pursuant to the terms of this Agreement, together with interest thereon as required pursuant to Section 4.1 of the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 6.1(a).  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

SECTION 6.2.                           Duty of Administrative Agent.  The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account.  Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers.  The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 6.3.                           Authority of Administrative Agent.  Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement to make any inquiry respecting such authority.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.                           Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.11 of the Credit Agreement.

SECTION 7.2.                           Notices.  All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 13.1 of the Credit Agreement.

SECTION 7.3.                           No Waiver by Course of Conduct, Cumulative Remedies.  Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 7.1), be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay on the part of the Administrative Agent or any Lender in exercising, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 7.4.                           Enforcement Expenses, Indemnification.

(a)           Each Grantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, (including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding) including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent.

(b)           Each Grantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (in each case, subject to Section 4.13 of the Credit Agreement) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)           Each Grantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from any and all liabilities, obligations, losses, damages, penalties, costs and expenses in connection with actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent any Grantor would be required to do so pursuant to Section 13.2 of the Credit Agreement.

(d)           The agreements in this Section 7.4 shall survive termination of the Commitments and repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

SECTION 7.5.                           Binding Arbitration; Waiver of Jury Trial; Preservation of Remedies.

(a)           Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement (“Disputes”), between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out of or connected with this Agreement. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”) and Title 9 of the U.S. Code.  All arbitration hearings shall be conducted in Charlotte, North Carolina.  The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.  All applicable statutes of limitation shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one-hundred and twenty (120) days after such demand.  These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Finance Dispute Panel of the AAA.  The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.  The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.

(b)           Waiver of Jury Trial.  EACH GRANTOR HEREBY ACKNOWLEDGES THAT BY AGREEING TO BINDING ARBITRATION IT HAS IRREVOCABLY WAIVED ITS RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(c)           Preservation of Certain Remedies.  Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute.  Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable:  (i) all rights to foreclose against any personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

SECTION 7.6.                           Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Grantor (and shall bind all Persons who become bound as a Grantor to this Collateral Agreement), the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (given in accordance with Section 7.1 above).

SECTION 7.7.                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 7.8.                           Severability.  Any provision of this Agreement or any other Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.9.                           Section Heading.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 7.10.                           Integration.  This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 7.11.                           Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of North Carolina without reference to the conflict or choice of law principles thereof.

SECTION 7.12.                           Consent to Jurisdiction.  Each Grantor hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.  Each Grantor hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1 of the Credit Agreement.  Nothing in this Section 7.12 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Grantor or its properties in the courts of any other jurisdictions.

SECTION 7.13.                           Acknowledgements.

(a)           Each Grantor hereby acknowledges that:  (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party, (ii) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, and (iii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Lenders or among the Grantors and the Lenders.

(b)           Each Issuer party to this Agreement acknowledges receipt of a copy of this Agreement and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. Each Issuer agrees to provide such notices to the Administrative Agent as may be necessary to give full effect to the provisions of this Agreement.

SECTION 7.14.                           Additional Grantors.  Each Domestic Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 8.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Joinder Agreement as provided in the Credit Agreement.

SECTION 7.15.                           Releases.

(a)           At such time as the Obligations shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination

(b)           If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.  In the event that all the capital stock of any Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then, at the request of the Borrower and at the expense of the Grantors, such Grantor shall be released from its obligations hereunder; provided that the Borrower shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

[Signature Pages to Follow]

WINSTON 1762934v1

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]                                                                COMPX INTERNATIONAL INC., as Grantor

   By: _____________________________
Name: _________________________
Title:  _________________________

[CORPORATE SEAL]                                                                COMPX SECURITY PRODUCTS INC., as Grantor

                         By: _____________________________
Name: _________________________
Title:  _________________________

[CORPORATE SEAL]                                                                COMPX PRECISION SLIDES INC., as Grantor

                        By: _____________________________
Name: _________________________
Title:  _________________________

[CORPORATE SEAL]                                                                COMPX MARINE INC., as Grantor

       By: _____________________________
                        Name: _________________________
Title:  _________________________

[CORPORATE SEAL]                                                                CUSTOM MARINE ACQUISITION INC.,a s Grantor

      By: _____________________________
                        Name: _________________________
Title:  _________________________

     COMPX ASIA HOLDING CORPORATION, as Issuer

     By: _____________________________
                        Name: _________________________
Title:  _________________________

    WATERLOO FURNITURE COMPONENT
    LIMITED, as Issuer

    By: _____________________________
                        Name: _________________________
Title:  _________________________

                     WACHOVIA BANK, NATIONAL
     ASSOCIATION as Administrative Agent

    By: _____________________________
                        Name: _________________________
Title:  _________________________

WINSTON 1762934v1

SCHEDULE 3.6
to
Collateral Agreement

EXACT LEGAL NAME; JURISDICTION OF ORGANIZATION; TAXPAYER
IDENTIFICATION NUMBER; MAILING ADDRESS; CHIEF EXECUTIVE OFFICE AND OTHER LOCATIONS

3.6(a)                 Identification Information.

(1)	The exact legal name of each Grantor as it appears in its Articles of Incorporation, Articles or Organization or other organizational documents is as follows:

(2)	The jurisdiction of incorporation, organization or formation of each Grantor is as follows:

(3)	The taxpayer identification number of each Grantor is as follows:

(4)	Changes in identity or organizational structure in any way within the past five years:

3.6(b)	Mailing Address, Chief Executive Office, Location of Books and Records and other Places of Business.

(1)	The location of the chief executive office of each Grantor is as follows:

Grantor	Mailing Address	County and State

(2)	The following are the only locations at which any Grantor maintains any books or records relating to the Collateral:

Grantor	Mailing Address	County and State

WINSTON 1762934v1

SCHEDULE 3.7
to
Collateral Agreement

Listing of Collateral

Certificated Securities:

[List Each Grantor]:

Name of Subsidiary Issuer	Class and Series	Par Value per Share	Certificate Number	Shares Represented by such Certificate	Percentage of Ownership Interests of such Class and Series

Partnerships/LLC Interests:

[None]

WINSTON 1762934v1

EXHIBIT J
to
Credit Agreement
dated as of December 23, 2005
by and among
CompX International Inc.,
as Borrower,
the Lenders party thereto
and
Wachovia Bank, National Association,
as Administrative Agent

FORM OF JOINDER AGREEMENT

WINSTON 1676450v4

FORM OF JOINDER AGREEMENT [MATERIAL DOMESTIC SUBSIDIARY]

THIS JOINDER AGREEMENT, dated as of the ____________ day of __________, _______ (the “Agreement”), to the Subsidiary Guaranty Agreement and the Collateral Agreement referred to below is entered into by and among CompX International Inc., a corporation organized under the laws of Delaware (the “Borrower”), ________ a [corporation] [limited liability company] [general partnership] organized under the laws of ______ (the “New Subsidiary”), and Wachovia Bank, National Association, a national banking association, as Administrative Agent (the “Administrative Agent”) under the Credit Agreement referred to below.

Statement of Purpose

Reference is hereby made to the Credit Agreement dated as of December 23, 2005 (as supplemented hereby and as further amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among the Borrower, the Lenders who are or may become party thereto and the Administrative Agent.   In connection with the Credit Agreement, the Borrower and certain of its Subsidiaries have entered into the Collateral Agreement referred to therein and certain Subsidiaries of the Borrower have entered into the Subsidiary Guaranty Agreement referred to therein.

The New Subsidiary is a [Wholly-Owned] Material Domestic Subsidiary of the Borrower.  In connection therewith and pursuant to Section 8.10 of the Credit Agreement, (i) the New Subsidiary is required to execute, among other documents, a Joinder Agreement in order (A) to become a Guarantor under the Subsidiary Guaranty Agreement and (B) to become a Grantor under the Collateral Agreement and (ii) the Borrower is required to execute, among other things, a Joinder Agreement, in order to confirm and reaffirm the Security Interests in the Collateral of the Borrower granted to the Administrative Agent under the Collateral Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

Section 1.01                      Schedules to the Credit Agreement.  Attached hereto as Annex A are supplements to Schedules 6.1(a), 6.1(b), 6.1(i), 6.1(1), 6.1(q) and 6.1(r) referenced in the Credit Agreement (which supplements include as of the date hereof all information required to be provided therein with respect to the New Subsidiary).

Section 2.01                      Guaranty Agreement Supplement.

(a)           The New Subsidiary hereby agrees that by execution of this Agreement it is a Guarantor under the Subsidiary Guaranty Agreement as if a signatory thereof on the Closing Date of the Credit Agreement, and the New Subsidiary (i) shall comply with, and be subject to, and have the benefit of, all of the terms, conditions, covenants, agreements and obligations set forth in the Subsidiary Guaranty Agreement and (ii) hereby makes each representation and warranty set forth in the Subsidiary Guaranty Agreement.

(b)           The Borrower, and the New Subsidiary hereby agree that each reference to a “Guarantor”, the “Guarantors”, a “Subsidiary Guarantor” or the “Subsidiary Guarantors” in the Credit Agreement, the Subsidiary Guaranty Agreement and other Loan Documents shall include the New Subsidiary, and each reference to the “Subsidiary Guaranty Agreement”, “Subsidiary Guaranty” or “Guaranty” as used therein shall mean the Subsidiary Guaranty Agreement as supplemented hereby.

Section 3.01                      Collateral Agreement Supplement.

(a)           Joinder to the Collateral Agreement.

(i)           In order to secure the Credit Agreement in accordance with the terms thereof, and to secure the payment and performance of all of the Obligations, (A) the New Subsidiary hereby grants to the Administrative Agent, for the ratable benefit of itself and the Lenders, a continuing security interest in and to all of the New Subsidiary’s right, title and interest in and to all Collateral whether now or hereafter owned or acquired by the New Subsidiary or in which the New Subsidiary now has or hereafter has or acquires any rights, and wherever located (the “New Collateral”) and (B) the Borrower hereby confirms and reaffirms the Security Interests in and to all of the Collateral of the Borrower granted to the Administrative Agent, for the ratable benefit of itself and the Lenders, under the Collateral Agreement.

(ii)           The Security Interests are granted as security only and shall not subject the Administrative Agent or any Lender to, or transfer to the Administrative Agent or any Lender, or in any way affect or modify, any obligation or liability of the Borrower or the New Subsidiary with respect to any of the New Collateral or any transaction in connection therewith.

(iii)           The Borrower and the New Subsidiary hereby agree that by execution of this Agreement the New Subsidiary is a party to the Collateral Agreement as if a signatory thereof as a Grantor on the Closing Date of the Credit Agreement, and the New Subsidiary shall (A) comply with, and be subject to, and have the benefit of, all of the terms, covenants, conditions, agreements and obligations set forth in the Collateral Agreement and (B) hereby makes each representation and warranty set forth in the Collateral Agreement.

(iv)           The Borrower and the New Subsidiary hereby agree that each reference to a “Grantor” or the “Grantors” in the Collateral Agreement and other Loan Documents shall include the New Subsidiary.  Furthermore, the Borrower and the New Subsidiary hereby agree that “Collateral” as used therein shall include all New Collateral pledged pursuant hereto and the Collateral Agreement, and “Collateral Agreement” or “Agreement” as used therein shall mean the Collateral Agreement as supplemented hereby.

(b)           Filing Information and Perfection.  The Borrower and the New Subsidiary hereby agree that they shall deliver to the Administrative Agent such certificates and other documents (including, without limitation, UCC-1 Financing Statements, stock certificates and stock powers) and take such action as the Administrative Agent shall reasonably request in order to effectuate the terms hereof and the Collateral Agreement.

(c)           Acknowledgement and Consent.  The New Subsidiary acknowledges receipt of a copy of the Collateral Agreement and the other Loan Documents and agrees for the benefit of the Administrative Agent and the Lenders to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it.

(d)           Schedules to the Collateral Agreement.  Attached hereto as Annex B are supplements to each Schedule referenced in the Collateral Agreement (which supplements include as of the date hereof all information required to be provided therein with respect to the New Subsidiary).

Section 4.01                      Effectiveness.  This Agreement shall become effective upon receipt by the Administrative Agent of (a) an originally executed counterpart hereof, (b) any UCC-1 Financing Statements the Administrative Agent reasonably requests be delivered pursuant hereto, (c) any other agreement or document required to be delivered pursuant to this Agreement and the Collateral Agreement; and (d) any other agreement or document required to be delivered in accordance with Section 8.10 of the Credit Agreement (including, without limitation, any other agreement or document required to be delivered in connection with the Credit Agreement or any other Loan Document).

Section 5.01                      General Provisions.

(a)           Representations and Warranties.

(i)           The Borrower hereby confirms that each representation and warranty made under the Loan Documents is true and correct as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of the earlier date) and that no Default or Event of Default has occurred or is continuing under the Credit Agreement.

(ii)           The Borrower hereby represents and warrants that as of the date hereof there are no claims or offsets against or defenses or counterclaims to the obligations of the Borrower and its Subsidiaries under the Credit Agreement or any other Loan Document.

(iii)           The New Subsidiary hereby acknowledges it has received a copy of the Loan Documents (including, without limitation, the Subsidiary Guaranty Agreement and the Collateral Agreement) and that it has read and understands the terms thereof.

(b)           Limited Effect.  Except as supplemented hereby, the Credit Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect.  This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Administrative Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(c)           Costs and Expenses.  The Borrower hereby agrees that it shall pay or reimburse the Administrative Agent for all of its reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement including, without limitation, the reasonable fees and disbursements of counsel.

(d)           Counterparts.  This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(e)           Definitions.  All capitalized terms used and not defined herein shall have the meanings given thereto in the Credit Agreement or the applicable Security Document referred to therein.

(f)           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

WINSTON 1676450v4

IN WITNESS WHEREOF the undersigned hereby causes this Agreement to be executed and delivered as of the date first above written.

BORROWER:

[CORPORATE SEAL]                                                                COMPX INTERNATIONAL INC.

By:           ______________________________
Name:           ______________________________
Title:           ______________________________

NEW SUBSIDIARY:

[CORPORATE SEAL]                                                                [NEW SUBSIDIARY]

By:           ______________________________
Name:           ______________________________
Title:           ______________________________

WINSTON 1676450v4

ADMINISTRATIVE AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:           ______________________________
Name:           ______________________________
Title:           ______________________________

WINSTON 1676450v4

Annex A
to Joinder Agreement

Supplement to Schedules 6.1(a), 6.1(b), 6.1(i), 6.1(l), 6.1(q) and 6.1(r)
to the Credit Agreement (with respect to the New Subsidiary only)

WINSTON 1676450v4

Annex B
to Joinder Agreement

Supplement to the Schedules to the Collateral Agreement
(with respect to the New Subsidiary only)

WINSTON 1676450v4

Schedule 1.1(a)
to
Credit Agreement

Lenders and Commitments

LENDER	COMMITMENT PERCENTAGE	COMMITMENT
Wachovia Bank, National Association Charlotte Plaza, CP-8 201 South College Street Charlotte, North Carolina 28288-0680 Attention: Syndication Agency Services Telephone No.: (704) 374-2698 Telecopy No.: (704) 383-0288	50.00000%	$25,000,000.00
Compass Bank 8080 N. Central Expway, Suite 250 Dallas, Texas 75206 Attention: Key Coker Telephone No.: 214-706-8044 Telecopy No.: 214-346-2746	25.00000%	$12,500,000
Comerica Bank U.S. Banking Department- South 4100 Spring Valley Road, Suite 400 Dallas, Texas 75244 Attention: Janet L. Wheeler Telephone No.: 972-361-2652 Telecopy No.: 972-361-2550	25.00000%	$12,500,000
TOTAL:	100%	$50,000,000.00

WINSTON 1636051v7

Schedule 1.1(b)
To
Credit Agreement

Mandatory Cost Rate

1.
The Mandatory Cost Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Services Authority (the “Financial Services Authority”) (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender in accordance with the paragraphs set out below.  The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan denominated in Pounds Sterling:

                        AB + C (B - D) + E x 0.01percent per annum
                           100 - (A+C)

(b)	in relation to a Loan in denominated in any Alternative Currency other than Pounds Sterling:

                    E x 0.01 percent per annum.
                    300
Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is LIBOR for the relevant Interest Period on the relevant Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by any applicable reference banks (the “Reference Banks”) to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule 1.1(b):
(a)	"Eligible Liabilities" has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Special Deposits" has the meanings given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(e)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Lending Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.
The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Administrative Agent pursuant to this Schedule 1.1(b) in relation to a formula, the Mandatory Cost Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.
The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties of any amendments which are required to be made to this Schedule 1.1(b) in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

WINSTON 1636051v7

Schedule 1.1(c)
To
Credit Agreement

Existing Bond Documentation

[Attached hereto]

WINSTON 1636051v7

Schedule 1.1(c)

    Includes existing bond documentation related to outstanding bonds totaling $2.0 million dollars with the City of Neenah, Winnebago county, Wisconsin.  These are Industrial Development Revenue Bonds - (Custom Marine Project)   "Custom Marine 1998 Bonds".

WINSTON 1636051v7

CREDIT AGREEMENT

By and Among CompX International, Inc.
Wachovia Bank, N.A. and the Lenders who become a party thereto

Schedule 6.1(a)

Organization & Qualification

Name	Organization	Qualification(s)

CompX International Inc.	Delaware	Michigan Ohio South Carolina Texas

CompX Asia Holding Corporation	Malaysia

CompX (H.K.) Corp.	British Virgin Islands

Custom Marine Acquisition Inc.	Delaware	Wisconsin

CompX Marine Inc.	Delaware	South Carolina

CompX Precision Slides	Michigan	Texas

CompX Security Products Inc.	Delaware	California Illinois Michigan New Jersey North Carolina South Carolina Texas

CompX SFC, Inc.	Delaware	None

Dynaslide Corporation	Taiwan

JZTB Realty LLC	Wisconsin

Walterloo Furniture Components Limited	Canada

CREDIT AGREEMENT

By and Among CompX International, Inc.
Wachovia Bank, N.A. and the Lenders who become a party thereto

Schedule 6.1(b)

Subsidiaries

Name & Subsidiary	Authorized Shares	Issued & Outstanding	Sole Shareholder

CompX Asia Holding Corporation (2)	13,000	100	CompX International Inc.

CompX (H.K.) Corp.	50,000	50,000	Dynaslide Corporation

Custom Marine Acquisition Inc. (1)	1,000	1,000	CompX Marine Inc.

CompX Marine Inc. (1)	1,000	1,000	CompX International Inc.

CompX Precision Slides Inc. (1)	60,000	14,000	CompX International Inc

CompX Security Products (1)	1,000	1,000	CompX International Inc

CompX SFC, Inc.	1,000	1,000	CompX International Inc.

Dynaslide Corporation	14,200,000	14,200,000	CompX Asia Holdings Corporation

JZTB Realty LLC	N/A	N/A	Custom Marine Acquisition Inc.

Waterloo Furniture Components Ltd. (2)	20,000	19,800	CompX International Inc.

(1)  Material Docmestic Subsidiary
(2)  Material Foreign Subsidiary
(1)

CREDIT AGREEMENT

By and Among CompX International, Inc.
Wachovia Bank, N.A. and the Lenders who become a party thereto

Schedule 6.1(i)

Employee Benefit Plans

1.	Excludes all employee benefit and welfare plans maintained by any Foreign Subsidiary for employees residing outside of United States.

2.	CompX Contributory Retirement Plan.

3.	CompX Capital Accumulation Pension Plan.

4.	CompX International Inc. Welfare Benefit Plan.

CREDIT AGREEMENT

By and Among CompX International, Inc.
Wachovia Bank, N.A. and the Lenders who become a party thereto

Schedule 6.1(l)

Labor and Collective Bargaining Agreements

Hourly employees in Canada are represented by the USWA (United States Steel Workers of America) local 7155.

CREDIT AGREEMENT

By and Among CompX International, Inc.
Wachovia Bank, N.A. and the Lenders who become a party thereto

Schedule 6.1(q)

Debt & Guaranty Obligations of the
Borrower & its Subsidiaries

None in excess of US$3,000,000, except for (i) the Existing Credit Agreement, such debt, to be discharged upon the Closing of the transactions contemplated hereby, and (ii) Debt and Guaranty obligations created pursuant to the Credit Agreement

CREDIT AGREEMENT

By and Among CompX International, Inc.
Wachovia Bank, N.A. and the Lenders who become a party thereto

Schedule 6.1(r)

Litigation, Pending or Threatened

None

CREDIT AGREEMENT

by and Among CompX International, Inc.,
Wachovia Bank, N.A. and the Lenders who become a party thereto

Schedule 10.2

Liens

1.	Liens not otherwise permitted by Section 10.2 and in existence on the Closing Date.

None.

CREDIT AGREEMENT

by and Among CompX International, Inc.,
Wachovia Bank, N.A. and the Lenders who become a party thereto

Schedule 10.3

Existing Loans, Advances and Investments

None.

CREDIT AGREEMENT

by and Among CompX International, Inc.,
Wachovia Bank, N.A. and the Lenders who become a party thereto

Schedule 10.8

Transactions with Affiliates

1.	All related property transactions described in the Notes to the Borrower’s Consolidated Financial Statements for the year ended December 31, 2004 and for the nine months ended September 30, 2005.
2.
All other transactions described or set forth under “Certain Relationships and Transactions” in the Borrower’s Definitive Proxy Statement dated April 13, 2005 relating to its annual meeting of stockholders held on May 10, 2005.